  As filed with the Securities and Exchange Commission on August 23, 2000

                                                 Registration No. 333-38456
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933

                                ---------------
                                RDA CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                      7371                  51-0307421
   (State or other            (Primary Standard         (I.R.S. Employer
   jurisdiction of                Industrial          Identification No.)
   incorporation or          Classification Code
    organization)                    No.)

  1966 Greenspring Drive, Suite 506, Timonium, Maryland 21093, (410) 561-9028 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                R. Donald Awalt
               Chairman of the Board and Chief Executive Officer
  1966 Greenspring Drive, Suite 506, Timonium, Maryland 21093, (410) 561-9028 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

       John B. Watkins, Esq.                   James E. Showen, Esq.
     Wilmer, Cutler & Pickering               Hogan & Hartson L.L.P.
          100 Light Street                  555 Thirteenth Street, N.W.
     Baltimore, Maryland 21202              Washington, D.C. 20004-1109
           (410) 986-2800                         (202) 637-5600

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Proposed
                                                          Maximum
                                                         Aggregate   Amount of
                Title of Each Class of                   Offering   Registration
              Securities to be Registered                Price(1)      Fee(2)
--------------------------------------------------------------------------------
Common Stock, $.001 par value.........................  $64,400,000   $17,002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933.

(2) The Company has previously paid to the Securities and Exchange Commission $14,784 of the registration fee.

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION, DATED AUGUST 23, 2000

                             4,000,000 Shares

                                 [LOGO OF RDA]

                                RDA Corporation

                                  Common Stock

  This is RDA Corporation's initial public offering. We are offering 4,000,000 shares of common stock. We expect the initial public offering price of our common stock to be between $12.00 and $14.00 per share.

                                  -----------

  Prior to this offering, there has been no public market for our common stock. We have filed an application for our common stock to be quoted on The Nasdaq National Market under the symbol "RDAC."

                                  -----------

  We have granted the underwriters an option to purchase a maximum of 600,000 additional shares of our common stock to cover over-allotments of shares, exercisable at any time until 30 days after the date of this prospectus.

                                  -----------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                  -----------

                                                  Underwriting
                                                  Discounts and Proceeds, Before
                                  Price to Public  Commissions  Expenses, to RDA
                                  --------------- ------------- ----------------
Per Share........................      $              $               $
Total............................      $              $               $

  Delivery of the shares of common stock will be made on or about   , 2000.

  Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

First Union Securities, Inc.

                Robert W. Baird & Co.

                                ING Barings

                   The date of this prospectus is    , 2000.

                        INSIDE FRONT COVER OF PROSPECTUS

                        [graphic consisting of RDA logo]

                 [Custom Software Solutions that Mean Business]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Cautionary Note Regarding Forward-Looking Statements.....................  15
Cautionary Note Regarding Statistical Data...............................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis Of Financial Condition and Results
 Of Operations...........................................................  20
Business.................................................................  26
Management...............................................................  39
Related Party Transactions...............................................  49
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  56
Legal Matters............................................................  58
Experts..................................................................  58
Where You Can Find More Information......................................  59
Index to Financial Statements............................................ F-1

                               ----------------

   You may rely on the information contained in this prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                    Dealer Prospectus Delivery Obligations:

   Until    , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read carefully this entire prospectus, including the information set forth under "Risk Factors."

                                  Our Company

   RDA is a leading software engineering firm that uses advanced technologies to build the complex, custom software systems that enable clients to conduct business electronically. Our secure and reliable systems typically process high volumes of transactions, manage and distribute large quantities of data according to complex business requirements and integrate seamlessly with existing systems. We have used advanced, Internet-based technologies in our systems, and have completed approximately 255 client engagements, since November 1994. We deliver virtually all of our systems on an Internet, intranet or extranet platform. Our revenue and gross profits have increased organically every year since our founding in 1988. For the year ended December 31, 1999, we had $30.4 million in revenue, 48.5% gross margins and 12.8% operating margins. For the six months ended June 30, 2000, we had $23.1 million in revenue, 52.2% gross margins and 20.3% operating margins.

   We focus on continually developing firm-wide expertise in advanced technologies which we incorporate into complex, custom software systems for our clients. This focus helps us attract and retain highly skilled software engineers. As of August 15, 2000, we employed 194 software engineers, averaging approximately seven years of software engineering experience and five advanced technical certifications per engineer. Our focus has also helped us successfully adapt to significant changes in technology while remaining profitable.

   We strive to establish collaborative and long-standing relationships with our clients. We derived 86.9% of our revenue in 1999 and 85.8% of our revenue during the six months ended June 30, 2000 from clients for whom we had completed a project in a prior period, figures that we believe demonstrate a high level of client satisfaction. In addition, we aggressively seek new clients in order to increase the number of clients who may develop into large, long-term accounts. In 1999, 19 of our 49 active clients, or 38.8%, were new clients, and we added 15 new clients during the six months ended June 30, 2000. Our current clients include Animal Group of Pfizer Inc., LifeMinders.com, Inc., Lynk Systems, Inc., National Association of Securities Dealers, Inc. and its subsidiaries, or NASD, Sallie Mae Servicing Corporation, or Sallie Mae, and United Parcel Service of America, Inc. Our industry leadership is reflected in the quality of our customer base and our high revenue and operating profits per software engineer as compared to many of our competitors.

                             Our Market Opportunity

   Over the past decade, corporate recognition of the Internet has created a growing demand for information technology service providers. Today, many companies are attempting to use information technology to fully automate their business processes by seamlessly integrating their front-office and back-office systems and linking all of their internal and external constituents, including customers, suppliers, partners and employees. To successfully exploit the capabilities of new and existing systems, businesses need complex, custom software applications that not only integrate these systems, but also make them more accessible and user-friendly to the businesses' various constituents.

   Many of the initial entrants into the Internet professional services sector were generalist firms offering strategic consulting, creative design and technology services to help clients take their first steps toward conducting business electronically. As more companies build on their initial Internet-based systems, however, we believe that they will increasingly seek out best-of-breed service providers to enhance and more fully integrate these systems. We believe that many generalist firms do not have the skills or experience necessary to develop technology systems with the required scalability and performance characteristics, or to effectively integrate these systems into environments that may combine multiple generations of technologies. Moreover, although skills set based on Internet standards are currently in the greatest demand, rapid advancements in technology will require information technology services firms to efficiently adapt their capabilities to meet new client demands. Developments like increases in processing power, the need for more sophisticated security standards and breakthroughs in mobile computing will require ever more complex application development to satisfy clients' needs. We believe that technology advances will continue to provide opportunities to software engineering firms like ourselves, which continually identify and apply advanced technologies in their solutions.

                               The RDA Difference

   We are singularly focused on architecting and developing complex, custom software systems that enable clients to conduct business electronically. Key elements of the services we offer include our:

  . Focus on complex systems requiring advanced technologies. Our core competency is building complex, custom software systems for our clients using advanced technologies. Building these systems requires significant expertise across a variety of existing and emerging technologies. These systems must be reliable and secure, and accommodate growth without extensive modification.

  . Track record. Our experienced management team and collaborative approach to working with our clients have enabled us to grow profitably since our inception. Our growth has been entirely organic, and we have successfully transitioned through several major advances in the information technology environment.

  . Highly qualified software engineers. We hire highly experienced, highly skilled engineers to deliver our systems. Our software engineers average seven years of software engineering experience and five technical certifications per engineer, and over 80% have technical degrees.

  . Middle-market client focus. We deliver our offerings primarily to middle-market companies, autonomous units of larger companies and smaller, high-growth companies. We believe these clients are more likely to outsource their software development needs and develop deeper and longer relationships with their service providers than Fortune 1000 companies.

  . Proven processes with predictable outcomes. Comprehensive, internally developed processes govern all major aspects of our business. From software development to recruiting to geographic expansion, we follow guidelines that have yielded predictable results and have allowed us to grow profitably.

                              Our Growth Strategy

   Our objective is to continue growing profitably and strengthen our position as a leading software engineering firm using advanced technologies to build complex, custom software systems. Key elements of our growth strategy are to:

   .attract and retain top talent;

   .establish and expand client relationships;

   .focus on technology;

   .broaden our geographical presence;

   .expand our brand recognition; and

   .pursue strategic partnerships and alliances.

                                ----------------

   We were incorporated in Delaware in February 1988, under the name "RDA Consultants Limited." In May 2000, we changed our name to "RDA Corporation." Our principal executive offices are located at 1966 Greenspring Drive, Suite 506, Timonium, Maryland 21093, and our telephone number is (410) 561-9028. Our web site is located at www.rdacustomsoftware.com. The information on our web site is not a part of this prospectus.

   RDA and RDA Corporation are trademarks or service marks of RDA. Other trademarks appearing in this prospectus are the property of their respective owners.

                                  The Offering

 Common stock offered by RDA......................... 4,000,000 shares
 Common stock to be outstanding after this offering.. 13,524,967 shares(1)
 Use of proceeds..................................... We will use the proceeds of this offering for
                                                      general corporate
                                                      purposes, including
                                                      working capital.
 Proposed Nasdaq National Market symbol.............. RDAC

--------

(1) Excludes 8,258,098 shares of common stock reserved for issuance upon exercise of outstanding options, and 2,618,534 shares of common stock reserved for issuance under our stock option plans, in each case as of August 15, 2000. We anticipate that immediately following this offering we will have approximately 10,654,712 shares of common stock reserved for issuance upon exercise of outstanding options, and 4,679,410 shares of common stock reserved for issuance under our stock option plans, our new equity incentive plan and our new employee stock purchase plan.

                                ----------------

   Unless otherwise indicated, all share amounts, financial data and other information presented in this prospectus assume (a) the underwriters' over-allotment option is not exercised, and (b) completion of a 2.3547-for-1 stock split of our common stock.

                         Summary Financial Information

   The following table presents our summary financial information and has been derived from our audited financial statements for each of the years in the three-year period ended December 31, 1999 and from our unaudited interim financial statements for the six-month periods ended June 30, 2000 and 1999. The as adjusted balance sheet data give effect to our issuance and sale of 4,000,000 shares of common stock in this offering and our receipt of the net proceeds from the sale of these shares, assuming an initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read the following summary financial information along with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

                                         Six Months
                                       Ended June 30,  Year Ended December 31,
                                       --------------- -----------------------
                                        2000    1999    1999    1998    1997
                                       ------- ------- ------- ------- -------
                                        (In thousands, except per share data)
Statement of Operations Data
Revenue............................... $23,123 $14,176 $30,412 $22,042 $15,708
Cost of services......................  11,044   7,305  15,647  11,232   7,875
                                       ------- ------- ------- ------- -------
Gross profit..........................  12,079   6,871  14,765  10,810   7,833
                                       ------- ------- ------- ------- -------
Operating expenses:
  General and administrative..........   5,929   4,164   9,418   6,973   3,863
  Sales and marketing.................   1,364     589   1,282   1,385   1,205
  Non-cash stock compensation.........      84      84     167     153      --
                                       ------- ------- ------- ------- -------
    Total operating expenses..........   7,377   4,837  10,867   8,511   5,068
                                       ------- ------- ------- ------- -------
Operating income......................   4,702   2,034   3,898   2,299   2,765
Other income, net.....................     712     388     608     190     268
                                       ------- ------- ------- ------- -------
Income before taxes...................   5,414   2,422   4,506   2,489   3,033
Income taxes..........................   2,168     949   1,792     951   1,193
                                       ------- ------- ------- ------- -------
Net income............................ $ 3,246 $ 1,473 $ 2,714 $ 1,538 $ 1,840
                                       ======= ======= ======= ======= =======
Weighted average shares outstanding...   9,525   9,525   9,525   9,525   9,529
Weighted average shares and common
 stock equivalents....................  12,992  12,980  12,983  12,754   9,529
Earnings per share:
  Basic............................... $  0.34 $  0.15 $  0.28 $  0.16 $  0.19
  Diluted............................. $  0.25 $  0.11 $  0.21 $  0.12 $  0.19

                                                                June 30, 2000
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (In thousands)
Balance Sheet Data
Cash, cash equivalents and investments...................... $ 7,880   $55,290
Working capital.............................................  12,092    59,502
Total assets................................................  18,177    65,587
Stockholders' equity........................................  14,559    61,969

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus before you decide to buy any of our common stock. If any of these risks occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Relating to Our Business

If we cannot successfully hire, train and retain skilled professionals, our ability to grow and serve our clients may suffer.

   We need to hire, train and retain skilled software engineers and other professionals to service our client engagements. Companies in our industry currently face a shortage of qualified personnel, and we expect this shortage to continue for the foreseeable future. Competition for these employees is intense, and we employ most of our current employees on an at-will basis. If we cannot hire, train and retain a sufficient number of qualified personnel or if a significant number of our current employees depart, we may be unable to complete or retain existing projects or bid for new engagements of similar scope and revenue, which may adversely affect our results of operations. In addition, our technical employees average approximately seven years of software engineering experience, and we may experience particular difficulty in maintaining a sufficient number of personnel with a similar level of experience. Even if we do hire and retain a sufficient number of employees, the expense necessary to compensate them and to maintain and further develop their technical expertise as technology evolves may adversely affect our operating results.

If we fail to keep pace with the latest technological changes and client preferences, our current services may become obsolete and unmarketable, and we may lose clients and revenue.

   We have derived and expect to continue to derive a substantial portion of our revenue from the development of complex, custom software systems that incorporate the latest technologies and are capable of adapting to emerging technologies in the future. Our success depends on our ability to offer services that reflect and respond to the latest changes in technology, industry standards and client requirements and preferences. We may face technical or other difficulties that prevent or delay our introduction of services that address these changes. These difficulties could make our current services obsolete and unmarketable and may result in the loss of current and potential clients and revenue. Even if we successfully adapt our services to changing technologies and client preferences, we may incur substantial costs in doing so, and our results of operations may suffer.

We depend heavily on a limited number of clients. If we lose or perform fewer services for a significant client or a significant number of smaller clients during a period, our operating results could be adversely affected.

   We currently derive and expect to continue to derive a significant portion of our revenue from a limited number of clients. Our operating expenses, however, and in particular our labor costs, are relatively fixed and are generally based on our expectation of future revenue. If a significant client or a significant number of smaller clients use less of our services or terminate their relationship with us during any fiscal period, our operating results may suffer if we are unable to quickly redeploy our billable professionals to other client engagements. In addition, a failure to collect a large account receivable from any client could significantly reduce our assets and adversely affect our financial condition. For the six months ended June 30, 2000, our five largest clients, Annual Group of Pfizer Inc., LifeMinders.com, NASD, Sallie Mae and United Parcel Service of America, Inc., accounted for 65.3% of our revenue, with NASD accounting for 27.1% and Sallie Mae accounting for 20.4% of our revenue during that period. NASD also accounted for 32.3% of our revenue during the year ended December 31, 1999. Because our clients generally retain us on an engagement-by-engagement basis rather than under long-term contracts, there is a risk that once we complete a client engagement, that client will not retain us for additional engagements in the future. In addition, our client contracts generally provide that our clients can reduce the scope of an existing engagement or terminate our services without penalty and with little or no notice.

If we do not effectively manage our growth, we may not be able to control our costs and effectively serve our clients.

   From May 1, 1995 through August 15, 2000, we have grown from 50 to 270 employees. We expect to continue growing rapidly to keep pace with anticipated growth in our client base and market opportunities, although we cannot assure you that we will continue to grow at a similar pace or at all. Our growth has placed and will continue to place significant demands on our management and our operational, financial and other resources, and our personnel, systems and controls may prove inadequate to support our future operations. If we are unable to manage our growth effectively, our expenses may increase more quickly than revenue or our revenue may decline as a result of our failure to effectively service our client engagements.

A number of factors may cause our revenue and operating results to fluctuate significantly from quarter to quarter, which could adversely affect our stock price.

   Our revenue and operating results may fluctuate significantly from quarter to quarter and may fall below the expectations of securities analysts and investors in future quarters. Any decline in revenue or earnings or failure to meet the expectations of the market in any quarter could cause the market price of our common stock to decline. The factors, some of which are outside our control, that may cause our financial results to vary from quarter to quarter include:

  .  the number, size and scope of our client engagements;

  . unanticipated delays, deferrals and changes in scope or terminations of major client engagements;

  .  the efficiency with which we use our billable professionals;

  . our ability to attract and train qualified software engineers in a timely manner;

  . our ability to complete fixed-fee, fixed-timeframe engagements on budget;

  . changes in pricing policies or introduction of new services by us or our competitors; and

  .  costs related to our expected geographic expansion.

   Due to these factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful, and you should not use them as an indication of our future performance.

Our failure to meet our clients' expectations could damage our reputation, adversely affect our operating results and subject us to liability.

   As the average size and complexity of our projects have increased, our software systems have become increasingly critical to our clients' businesses. Any failure to deliver our services in accordance with our contractual obligations and our clients' expectations could result in:

  .  delayed or lost revenue to our clients;

  .  adverse client reactions, including a failure to pay for our services;

  .  negative publicity;

  .  additional expenditures to correct the problem; and

  .  claims against us.

Although our agreements with clients generally limit our liability for damages arising from the services we render, we cannot assure you that these provisions are enforceable in all instances or would necessarily protect us from all liability. Although we carry general liability insurance coverage, our insurance may not cover all claims against us or may not adequately protect us from all liability that we may incur. In addition, our general liability insurance coverage may not continue to be available on reasonable terms or at all. Any of the occurrences described above or the success of one or more large claims against us could materially and adversely affect our business.

If we are unable to expand our brand recognition, we may have difficulty attracting new business and employees, and our growth may suffer.

   Strong name recognition is critical for attracting and retaining clients and employees in our industry due to the growing number of software engineering providers. If potential clients and employees are not familiar with us or the services we provide, we may be unable to attract enough new clients and employees to grow our business. In addition, our name recognition depends on the quality of the services we provide. If clients do not consider our services to be effective or of high quality, our brand name will suffer, and we could suffer adverse publicity.

If we lose our Chairman of the Board and Chief Executive Officer or any other executive management personnel or key employees, we would have difficulty replacing them, and we could also lose client relationships.

   Our success depends upon our ability to retain our executive management personnel and other key employees, including our founder, Chairman of the Board and Chief Executive Officer, R. Donald Awalt. Mr. Awalt, the other members of executive management and our other key employees perform crucial roles in guiding our strategic direction and developing and maintaining our firm culture. We would have a difficult time replacing any of our executive officers or other key employees who were unable or unwilling to continue in their present position with us. In addition, if any of our executive officers or other key employees joined a competitor or formed a competing business, some of our clients might choose to use the services of that competitor or new business instead of our own. We cannot predict whether and to what extent the non-competition and non-solicitation agreements we have entered into with our executive officers and other key employees are enforceable. The loss of Mr. Awalt or any other executive officer or key employee could materially and adversely affect our business.

If we miscalculate the time and resources necessary to complete fixed-fee, fixed-timeframe engagements, we may lose money.

   We derived 17.8% of our revenue from fixed-fee, fixed-timeframe engagements during the six months ended June 30, 2000, and we expect to derive an increasing percentage of our revenue from fixed-fee, fixed-timeframe engagements in the future. Because of the complexity and compressed timeframes of many of our client engagements, we cannot always accurately estimate the cost, scope and duration of a particular engagement. If we miscalculate the time or resources necessary to complete a fixed-fee, fixed-timeframe engagement, we may need to devote additional resources to the engagement for which we will not receive additional compensation, possibly reducing the profitability of, or resulting in a loss on, the engagement.

Non-competition agreements that we enter into with some of our clients may constrain our business opportunities and reduce our potential revenue and profitability.

   Many of the services we perform for our clients are competitively sensitive. We sometimes agree not to perform any services for a client's competitors or in a particular field for a limited period of time. Even if we are not contractually prohibited from servicing competitors of our existing clients, we risk alienating these clients if we provide services to any of their competitors. Because these contractual restrictions and other considerations may preclude our access to potential clients, they could adversely affect our revenue. In addition, if we agree not to perform services for competitors of a particular client and that client does not secure a significant share of its market, we are unlikely to receive significant revenue from that market.

We face intense competition in our industry, and low barriers to entry may encourage additional competition in the future, which may impair our ability to grow and maintain profitability.

   The market for software engineering services is highly fragmented. Competition in this market is intense, and we expect it to further intensify as this market continues to evolve. We could face competition from the following general categories of companies:

  . in-house information technology departments of our current and potential clients;

  . software engineering firms, including Cysive, Inc. and Tanning Technology Corporation;

  . general Internet services firms, including iXL Enterprises, Inc., Lante Corporation, MarchFirst Inc., Proxicom Inc., Sapient Corporation, Scient Corporation and Viant Corporation; and

  . technology consulting firms and integrators, including Andersen Consulting, KPMG Consulting, EDS and IBM.

   Many of our competitors have larger client bases, longer relationships with their clients, greater brand or name recognition and significantly larger professional staffs and financial, technical and marketing resources than we do. Many of our competitors may be in a position to devote greater resources than we can to the development, promotion and sale of their services. We also anticipate additional competition from new entrants into the software engineering market due to the low barriers to entry. As a result of this competition, our revenue and growth rate may suffer and we may face reduced operating margins, loss of market share and diminished brand recognition.

Currently, our business depends on integrating Internet technology into our clients' information technology systems. If use of the Internet as a means of commerce grows more slowly than expected or declines, our business could suffer.

   We currently rely on Internet technology in building the software systems we design for our clients. If use of the Internet as a tool for commerce does not continue to grow, grows more slowly than expected or declines, the demand for our software systems may decline and cause our revenue growth to decline. Critical issues which may affect Internet usage or the adoption of electronic commerce as a business model include:

  .  actual or perceived lack of security of information;

  .  inconsistent quality of service from Internet service providers;

  .  increased government regulation;

  .  uncertainty regarding intellectual property ownership; and

  .  economic viability of electronic business models.

   Even if the above concerns and issues were resolved, businesses may choose not to adopt an Internet-based or electronic commerce-based business model for other reasons. Companies that have traditionally relied upon alternative means of commerce and communications may be slow in understanding and accepting electronic commerce as a new medium of commerce and communication. Companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly slow to adopt a new electronic commerce-based strategy that makes their existing personnel and infrastructure obsolete.

Our business may suffer if we become involved in disputes over our right to reuse intellectual property we have developed in client engagements.

   Although our clients generally retain ownership of the custom software systems we develop for them, we typically retain the right to reuse some of the applications, processes and other intellectual property developed in connection with client engagements. We may become involved in disputes that could adversely affect our ability to reuse these applications, processes and other intellectual property and we may lose valuable intellectual property rights as a result.

Where we perform work for a client through a third party, either the client or the third party can terminate our services, and our business may suffer.

   Our client contracts can generally be terminated without penalty and with little or no notice. To the extent we perform work for any of our clients through a third party, we face the risk that either the third party or our client may terminate our services. For example, in October 1997, we entered into a master contract to perform software engineering services from time to time for NASD and its subsidiaries. NASD subsequently outsourced information technology work for its regulatory organization, NASD Regulation, Inc., or NASD Regulation, to Electronic Data Systems Corporation, or EDS. We have remained a significant provider of services to NASD Regulation through EDS and we continue to maintain a direct relationship with all of NASD's subsidiaries. Either NASD or EDS could terminate our services for NASD Regulation.

Potential acquisitions may result in increased expenses, difficulties in integrating the acquired companies and diversion of management's attention.

   We may attempt to grow our business, expand our service offerings and gain access to new markets through strategic acquisitions and investments. Diversion of our management's attention during the acquisition process and the costs incurred in integrating the systems and personnel of the acquired company into our existing operations may adversely affect our results of operations.

                        Risks Relating to this Offering

If the market price of our common stock fluctuates significantly, you may not be able to sell our shares at or above the initial public offering price and you may lose some or all of the money you pay to acquire our shares.

   We will determine the initial public offering price of our common stock through negotiations with representatives of the underwriters. The initial public offering price of our common stock may not be representative of the price of our common stock after this offering. If the trading price for our shares after the offering is below our initial public offering price, you may lose some or all of the money you pay to acquire our shares. The equity securities of many companies, including equity securities of Internet and other technology companies, have experienced extreme fluctuations in trading price and volume in recent months. Often, these fluctuations are unrelated to the companies' operating performance. Although the shares of many companies reach elevated trading prices, especially following their initial public offering, these prices may not be sustainable and may not bear any relationship to operating performances. Our common stock may not trade at the same levels as other technology stocks, and technology stocks in general may not sustain their current market prices. Any or all of the following could cause the market price of our common stock to fluctuate significantly after this offering:

  . changes in financial estimates or investment recommendations for us or our industry by securities analysts;

  . quarterly variations in our operating results, especially operating results which fall short of analysts' or investors' expectations in any given period;

  . market conditions in the technology services market or in the economy as a whole;

  . announcements of technological innovations that affect demand for our services;

  . changes in market valuations of, or earnings and other announcements by, providers of software engineering and other technology professional services;

  . announcements by us or our competitors of new products, services, acquisitions or strategic relationships;

  .  loss of a major client;

  .  departures of key personnel;

  .  changes in business or regulatory conditions; and

  .  the trading volume of our common stock.

If an active trading market for our common stock does not develop after this offering you may have difficulty selling your shares.

   There is currently no public market for our common stock. We cannot assure you that an active trading market in our shares of common stock will develop or continue following this offering. If an active public trading market in our common stock fails to develop or continue following this offering, you may have difficulty selling your shares.

Our Chairman of the Board and Chief Executive Officer can control matters requiring stockholder approval because he owns a large percentage of our common stock, and he may vote his stock in ways with which you disagree.

   Immediately following this offering, our Chairman of the Board and Chief Executive Officer, R. Donald Awalt, will beneficially own approximately 68.8% of the outstanding shares of our common stock. As a result, he will have the power to control the election of our directors and many other matters requiring the approval of our stockholders, including some types of amendments to our certificate of incorporation, mergers and a sale of all or substantially all of our assets. In addition, without his consent we cannot enter into transactions that could be beneficial to us. Furthermore, this concentration of control may delay or discourage third parties from tendering or bidding for our shares and may adversely affect the price that investors might be willing to pay for our common stock in the future.

The sale or availability for sale of substantial amounts of our common stock could cause our stock price to decline.

   Sales of a substantial number of shares of our common stock after this offering, or the public perception that these sales may occur, could depress the market price of our common stock and could materially impair our ability to raise capital through the sale of additional equity securities. Immediately after this offering, 13,524,967 shares of our common stock will be outstanding, or 14,124,967 shares if the underwriters exercise their over-allotment option in full. All of the 4,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The 9,524,967 shares of common stock outstanding prior to this offering are "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration only as permitted by Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

   In connection with this offering, we, our executive officers, director and stockholders and substantially all of our option holders have or will have agreed, with limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for 180 days after this offering without the consent of First Union Securities, Inc. However, First Union Securities, Inc. may release these shares from these restrictions at any time. We cannot predict the effect that public sales of shares held by our stockholders, or the potential availability for future sale of these shares, will have on the market price of our common stock.

   Following this offering, we may register under the Securities Act up to 15,334,122 shares of our common stock underlying stock options or reserved for issuance under our stock option plans, equity incentive plan and employee stock purchase plan. The shares we register may be sold without regard to the restrictions of Rule 144 or compliance with any other exemption from the securities laws. Options to purchase approximately 10,654,712 shares of our common stock will be outstanding immediately following this offering, and options to purchase approximately 4,269,290 of these shares will be immediately exercisable following this offering.

Our management has broad discretion over the use of the net proceeds from this offering, and may allocate these net proceeds in ways with which our stockholders disagree.

   Our management will have significant flexibility in applying the net proceeds of this offering and they may apply these proceeds in ways with which you disagree. You cannot determine the propriety of our management's use of these proceeds because these proceeds are not required to be allocated to any specific use or transaction. Our management's failure to effectively allocate these proceeds could adversely affect our liquidity and our ability to implement our business strategy. See "Use of Proceeds" for a description of how we intend to apply the net proceeds of this offering.

Investors in this offering will experience immediate and substantial dilution.

   If you purchase common stock in this offering, you will pay more for your shares than existing stockholders paid for their shares. Accordingly, you will experience immediate dilution of approximately $8.42 per share. This dilution represents the difference between our book value per share after giving effect to this offering and the initial public offering price. In addition, you may be further diluted in the future to the extent that we issue shares of our common stock upon the exercise of existing or subsequently granted stock options or under our employee stock purchase plan. Any additional equity financing that we undertake in the future may also dilute you and will reduce your percentage ownership of RDA.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words like "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as other cautionary language contained in this prospectus, provide examples of these risks, uncertainties and other factors. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                   CAUTIONARY NOTE REGARDING STATISTICAL DATA

   This prospectus contains statistical data regarding, among other things, the historical and projected growth of the electronic commerce and Internet services industry. We have taken this data from sources which specialize in research relating to this subject matter. This data is by its nature imprecise, however, and we caution you not to place undue reliance on it.

                                USE OF PROCEEDS

   Assuming an initial public offering price of $13.00 per share, we estimate that we will receive approximately $47.4 million from this offering, or $54.7 million if the underwriters exercise their over-allotment option in full, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

   The primary purposes of this offering are to:

  .  obtain additional equity capital;

  . create a public market for our common stock and facilitate our future access to public markets;

  . increase our visibility in a marketplace in which a number of our competitors are or will be publicly-held companies; and

  . enhance our ability to use our common stock as a means of attracting and retaining employees.

   We expect to use the net proceeds of this offering for general corporate purposes, including working capital. Until we use the net proceeds of this offering, we intend to invest these net proceeds in investment grade, interest-bearing securities.

   The amounts we actually spend may vary significantly and will depend on a number of factors, including our future revenue, cash generated by operations and the other factors described under "Risk Factors." As a result, we will have broad discretion in the way we use the net proceeds. See "Risk Factors--Our management has broad discretion over the use of the net proceeds from this offering, and may allocate these net proceeds in ways with which our stockholders disagree" for more information.

                                DIVIDEND POLICY

   We plan to retain all future earnings to finance the development of our business and for general corporate purposes and do not intend to pay dividends on our common stock in the foreseeable future. Our board of directors will have the authority to declare and pay dividends on our common stock at any time as long as there are funds legally available for that distribution. Any future determination as to the payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors our board of directors considers relevant.

                                 CAPITALIZATION

   The table below sets forth, as of June 30, 2000, our (a) actual capitalization, and (b) as adjusted capitalization after giving effect to our issuance and sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and our estimated offering expenses.

   This table excludes (a) approximately 8,271,264 shares of common stock issuable upon exercise of stock options outstanding, as of June 30, 2000, at a weighted average exercise price of $2.02 per share, and (b) approximately 2,605,367 shares of common stock available for future grant or issuance under our stock option plans as of June 30, 2000.

                                                          As of June 30, 2000
                                                         ----------------------
                                                           Actual   As Adjusted
                                                         ---------- -----------
                                                             (In thousands)
Stockholders' Equity
Preferred stock, par value $.001 per share; no shares
 authorized, issued and outstanding, actual; 10,000,000
 shares authorized, no shares issued and outstanding, as
 adjusted...............................................  $   --     $    --
Common stock, par value $.001 per share; 15,500,000
 shares authorized, 9,524,967 shares issued and
 outstanding, actual; 75,000,000 shares authorized,
 13,524,967 shares issued and outstanding, as adjusted..       10          14
Additional paid-in capital..............................    1,680      93,366
Deferred stock compensation.............................   (1,261)    (21,284)
Retained earnings (deficit).............................   13,906     (10,351)
Accumulated other comprehensive income..................      224         224
                                                          -------    --------

 Total stockholders' equity.............................   14,559      61,969
                                                          -------    --------
  Total capitalization..................................  $14,559    $ 61,969
                                                          =======    ========

                                    DILUTION

   Our net tangible book value as of June 30, 2000 was approximately $14.6 million, or $1.53 per share. Net tangible book value per share represents the amount of stockholders' equity, less intangible assets, divided by the number of shares of common stock outstanding as of June 30, 2000.

   Dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 4,000,000 shares of common stock in this offering, at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2000 would have been $62.0 million or $4.58 per share. This amount represents an immediate increase in net tangible book value of $3.05 per share to existing stockholders and an immediate dilution in net tangible book value of $8.42 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share...................       $13.00
  Net tangible book value per share as of June 30, 2000........... $1.53
  Increase per share attributable to new investors................  3.05
                                                                   -----
As adjusted net tangible book value per share after this offer-
 ing..............................................................         4.58
                                                                         ------
Net tangible book value dilution per share to new investors.......       $ 8.42
                                                                         ======

   To the extent any options are exercised, new investors will incur further dilution.

   The table below summarizes as of June 30, 2000, using the as adjusted assumptions described above, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and our estimated offering expenses, at an assumed initial public offering price of $13.00 per share:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  9,524,967  70.43% $    25,250    .05%     $ --
New investors..............  4,000,000  29.57   52,000,000  99.95      13.00
                            ----------  -----  -----------  -----
  Total.................... 13,524,967  100.0% $52,025,250  100.0%
                            ==========  =====  ===========  =====

                            SELECTED FINANCIAL DATA

   You should read the following selected financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes. We derived the statement of operations data for each of the years ended December 31, 1999, 1998 and 1997 and the balance sheet data as of December 31, 1999 and 1998 from the audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996 and the balance sheet data as of December 31, 1997 and 1996 are derived from our audited financial statements not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 are derived from our unaudited financial statements. The statement of operations data for the six months ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements that include, in our opinion, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information shown in that data. Our results of operations for the six-month period ended June 30, 2000 are not necessarily indicative of the results that we may achieve for the entire year.


                          Six Months Ended
                              June 30,             Years Ended December 31,
                          ----------------- ---------------------------------------
                            2000     1999    1999    1998    1997    1996    1995
                          -------- -------- ------- ------- ------- ------- -------
                                    (In thousands, except per share data)
Statement of Operations
 Data
Revenue.................  $ 23,123 $14,176  $30,412 $22,042 $15,708 $11,305 $ 7,870
Cost of services........    11,044   7,305   15,647  11,232   7,875   5,790   3,909
                          -------- -------  ------- ------- ------- ------- -------
Gross profit............    12,079   6,871   14,765  10,810   7,833   5,515   3,961
Operating expenses:
 General and
  administrative........     5,929   4,164    9,418   6,973   3,863   2,509   1,612
 Sales and marketing....     1,364     589    1,282   1,385   1,205     863     746
 Non-cash stock
  compensation..........        84      84      167     153     --      --      --
                          -------- -------  ------- ------- ------- ------- -------
 Total operating
  expenses..............     7,377   4,837   10,867   8,511   5,068   3,372   2,358
                          -------- -------  ------- ------- ------- ------- -------
Operating income........     4,702   2,034    3,898   2,299   2,765   2,143   1,603
Other income, net.......       712     388      608     190     268     167     122
                          -------- -------  ------- ------- ------- ------- -------
Income before taxes.....     5,414   2,422    4,506   2,489   3,033   2,310   1,725
Income taxes............     2,168     949    1,792     951   1,193     895     668
                          -------- -------  ------- ------- ------- ------- -------
Net income..............  $  3,246 $ 1,473  $ 2,714 $ 1,538 $ 1,840 $ 1,415 $ 1,057
                          ======== =======  ======= ======= ======= ======= =======
Basic weighted average
 shares outstanding.....     9,525   9,525    9,525   9,525   9,529   9,531   9,500
Diluted weighted average
 shares outstanding.....    12,992  12,980   12,983  12,754   9,529   9,531   9,500
Earnings per share:
 Basic..................  $   0.34 $  0.15  $  0.28 $  0.16 $  0.19 $  0.15 $  0.11
 Diluted................  $   0.25 $  0.11  $  0.21 $  0.12 $  0.19 $  0.15 $  0.11
                                                         December 31,
                                   June 30, ---------------------------------------
                                     2000    1999    1998    1997    1996    1995
                                   -------- ------- ------- ------- ------- -------
                                                      (In thousands)
Balance Sheet Data
Cash, cash equivalents
 and investments........           $ 7,880  $ 6,747 $ 3,846 $ 2,955 $ 3,037 $ 2,096
Working capital.........            12,092    9,602   6,604   5,426   3,720   2,572
Total assets............            18,177   14,435  11,004   8,178   5,781   4,292
Stockholders' equity....            14,559   11,649   8,494   6,485   4,615   3,198

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus.

Overview

   We use advanced technologies to build complex, custom software systems that enable our clients to conduct business electronically. We have built these systems since 1988, using the most advanced, reliable technologies available at the time, including mainframe, client-server, and, most recently, Internet-based technologies. We have successfully adapted to changing technological environments while rapidly growing our business since our inception. We have used Internet-based technologies since November 1994, and virtually all the systems we build today are delivered on an Internet, intranet or extranet platform.

   Our revenue is comprised of fees generated for professional services. We provide our services on either a fixed-price, fixed-timeframe or a time and materials basis, at the election of our clients. We recognize revenue from professional services based on the nature of the contract. We recognize revenue from fixed-price, fixed-timeframe contracts using the percentage-of-completion method, based on the ratio of costs incurred to total estimated costs, and we bill revenue from fixed-price, fixed-timeframe contracts at predetermined intervals during the project. We recognize revenue from time and materials contracts as time is incurred.

   In recent years, our revenue growth has resulted from both an increasing number of clients and an increasing amount of revenue from each client. For the year ended December 31, 1998, for example, 13 clients comprised 90.8% of our revenue, with each of these clients on average contributing $1.5 million to revenue. For the year ended December 31, 1999, 16 clients accounted for 91.0% of our revenue, with each of these clients on average contributing $1.7 million to revenue. We performed work for 44 clients during the six months ended June 30, 2000 and our average annualized revenue per client during that period was approximately $1.1 million.

   Our financial results fluctuate from quarter-to-quarter based on various factors, including the number, complexity, size and scope of our projects. More specifically, these fluctuations can result from the contractual terms and degree of completion of projects, delays incurred in connection with projects, employee utilization rates and general economic conditions. In addition, revenue from a few large customers may constitute a significant portion of our total revenue in a particular quarter or year.

   Cost of services consists primarily of the compensation and benefits of our billable project personnel. Cost of services includes the costs of software engineers who, due to the timing of project starts and finishes, may not have been assigned to projects for all or some portion of the period. We regularly review our employee compensation and our overhead costs in an effort to remain competitive within our industry. Our cost of services may increase over time due to wage increases and inflation. In addition, the utilization rate of our project personnel affects our gross margins. We define utilization rate in any given period as total days billed divided by total weekdays for the weighted average number of software engineers on staff during the period.

   General and administrative expenses consist primarily of compensation and benefits for our management, finance and administration, recruiting, research and development, and information technology personnel. In addition, general and administrative expenses include depreciation and amortization and general operating expenses like facilities, telecommunications, travel and entertainment, training, and fees for outside professional services.

   Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel, outside marketing and communications professional services, advertising costs and other marketing-related expenses.

   Non-cash stock compensation expense consists of the amortization of deferred stock compensation related to the vesting of options issued with an exercise price considered to be below fair value at the time of the grants. All of our outstanding options that have not yet vested will either vest upon or vest three years after the completion of our initial public offering. Accordingly, upon completion of this offering, we will recognize non-cash stock compensation expense at significantly higher levels than in 1999 and 1998. Based on an assumed offering price of $13.00 per share and the number of options outstanding as of August 15, 2000, we expect to recognize an estimated $24.2 million of non-cash stock compensation expense upon completion of this offering and will recognize an additional $7.1 million of non-cash stock compensation expense annually over the three-year period following this offering.

Results of Operations

   The following table shows, as a percentage of revenue, our statements of operations for the periods indicated.

                                              Six Months
                                                 Ended         Years Ended
                                               June 30,       December 31,
                                              ------------  -------------------
                                              2000   1999   1999   1998   1997
                                              -----  -----  -----  -----  -----
Revenue...................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of services.............................  47.8   51.5   51.5   51.0   50.1
                                              -----  -----  -----  -----  -----
Gross profit.................................  52.2   48.5   48.5   49.0   49.9
                                              -----  -----  -----  -----  -----
Operating expenses:
  General and administrative.................  25.6   29.3   31.0   31.6   24.6
  Sales and marketing........................   5.9    4.2    4.2    6.3    7.7
  Non-cash stock compensation................   0.4    0.6    0.5    0.7    0.0
                                              -----  -----  -----  -----  -----
    Total operating expenses.................  31.9   34.1   35.7   38.6   32.3
                                              -----  -----  -----  -----  -----
Operating income.............................  20.3   14.4   12.8   10.4   17.6
Other income, net............................   3.1    2.7    2.0    0.9    1.7
                                              -----  -----  -----  -----  -----
Income before taxes..........................  23.4   17.1   14.8   11.3   19.3
Income taxes.................................   9.4    6.7    5.9    4.3    7.6
                                              -----  -----  -----  -----  -----
Net income...................................  14.0%  10.4%   8.9%   7.0%  11.7%
                                              =====  =====  =====  =====  =====

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

   Revenue. Revenue increased $8.9 million, or 63.1%, to $23.1 million for the six months ended June 30, 2000 from $14.2 million for the same period in 1999. This increase is attributable to an increase in both the size and number of client engagements and an increase in our average billing rates. During the six months ended June 30, 2000, we provided services for 44 clients as compared to 38 clients in the same period in 1999. Average revenue per client for the six months ended June 30, 2000 increased by 40.9% as compared to the same period in 1999. Revenue from our five largest clients as a percentage of total revenue was 65.3% for the six months ended June 30, 2000 and 67.5% for the same period in 1999. Our number of billable professionals increased to 180 at June 30, 2000 from 132 at June 30, 1999.

   Cost of Services. Cost of services increased $3.7 million, or 51.2%, to $11.0 million for the six months ended June 30, 2000 from $7.3 million for the same period in 1999. As a percentage of revenue, cost of services decreased to 47.8% for the six months ended June 30, 2000 from 51.5% for the same period in 1999. The increase in costs is primarily attributable to the increase in both the size and number of client engagements. The decrease in cost of services as a percentage of revenue is primarily attributed to increased billing rates in the six months ended June 30, 2000 as compared to the same period in 1999.

   General and Administrative Expenses. General and administrative expenses increased $1.8 million, or 42.4%, to $5.9 million for the six months ended June 30, 2000 from $4.2 million for the same period in 1999. General and administrative expenses, as a percentage of revenue, decreased to 25.6% for the six months ended June 30, 2000 from 29.3% for the same period in 1999. The increase in general and administrative expenses is attributable to an increase in our corporate infrastructure to support our growth. The decrease in general and administrative expenses as a percentage of revenue resulted from our ability to spread these expenses over a larger revenue base.

   Sales and Marketing Expenses. Sales and marketing expenses increased $775,000, or 131.6%, to $1.4 million for the six months ended June 30, 2000 from $589,000 for the same period in 1999. As a percentage of revenue, sales and marketing expenses increased to 5.9% for the six months ended June 30, 2000 from 4.2% for the same period in 1999. These increases are the result of a major effort to increase our name recognition and brand awareness through marketing, and an increase in our direct sales staff by eight employees at June 30, 2000 as compared to June 30, 1999.

   Operating Income. Operating income increased $2.7 million, or 131.2%, to $4.7 million for the six months ended June 30, 2000 from $2.0 million for the same period in 1999. Operating margin increased to 20.3% for the six months ended June 30, 2000 from 14.4% in the same period in 1999.

   Other Income. Other income increased $324,000, or 83.5%, to $712,000 for the six months ended June 30, 2000 from $388,000 for the same period in 1999. This increase is due to the realized gains on the sale of all of the equity securities held by us in the second quarter of 2000.

   Net Income. Net income increased $1.8 million, or 120.4%, to $3.2 million for the six months ended June 30, 2000 from $1.5 million for the same period in 1999. Net margin increased to 14.0% for the six months ended June 30, 2000 from 10.4% in the same period in 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased $8.4 million, or 38.0%, to $30.4 million in 1999 from $22.0 million in 1998. The increase in our revenue is attributable to an increase in both the size and number of client engagements. During the year ended 1999, we provided services for 49 clients as compared to 44 clients in 1998. Average revenue per client increased by 23.9% in 1999 as compared to 1998. Revenue from our five largest clients as a percentage of total revenue was 62.9% in 1999 as compared to 65.2% for 1998. Our number of billable professionals increased to 153 at December 31, 1999 from 123 at December 31, 1998.

   Cost of Services. Cost of services increased $4.4 million, or 39.3%, to $15.6 million in 1999 from $11.2 million in 1998. As a percentage of revenue, cost of services increased to 51.5% in 1999 from 51.0% for 1998. The increase in costs is attributable to the increase in both size and number of client engagements. The increase in cost of services as a percentage of revenue is attributable to an increase in labor rates that was slightly higher than our increase in billing rates in 1999 as compared to 1998.

   General and Administrative Expenses. General and administrative expenses increased $2.4 million, or 35.1%, to $9.4 million in 1999 from $7.0 million in 1998. General and administrative expenses as a percentage of revenue decreased to 31.0% in 1999 from 31.6% for 1998. The increase in these expenses is primarily attributable to an increase in our corporate infrastructure to support our growth and also to an allowance for bad debts related to the unexpected insolvency of a significant client. The decrease in general and administrative expenses as a percentage of revenue resulted from our ability to spread these costs over a larger revenue base.

   Sales and Marketing Expenses. Sales and marketing expenses decreased $103,000, or 7.4%, to $1.3 million in 1999 from $1.4 million in 1998. As a percentage of revenue, sales and marketing expenses decreased to 4.2% for year ended in 1999 from 6.3% for 1998. These decreases are the result of less marketing activity in 1999 compared to 1998.

   Operating Income. Operating income increased $1.6 million, or 70.0%, to $3.9 million in 1999 from $2.3 million in 1998. Operating margin increased to 12.8% in 1999 from 10.4% in 1998. Excluding the allowance for bad debts of $847,000 related primarily to the unexpected insolvency of a significant client, operating income increased $2.4 million, or 106.4%, to $4.7 million in 1999 from $2.3 million in 1998.

   Other Income. Other income increased $418,000, or 220.0%, to $608,000 in 1999 from $190,000 in 1998. This increase was the result of additional investment income consistent with growth in our cash reserves and sales of equity investments for a gain in 1999.

   Net Income. Net income increased $1.2 million, or 76.5%, to $2.7 million in 1999 from $1.5 million in 1998. Net margin increased to 8.9% in 1999 from 7.0% in 1998. Excluding the allowance for bad debts, net income increased $2.0 million, or 131.5%, to $3.6 million in 1999 as compared to 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Revenue increased $6.3 million, or 40.3%, to $22.0 million in 1998 from $15.7 million in 1997. The increase in our revenue is primarily attributable to an increase in the size of our client engagements. Average revenue per client increased by 59.5% in 1998 as compared to 1997. Revenue from our five largest clients as a percentage of total net revenue was 65.2% during 1998 as compared to 58.6% for 1997. Our number of billable professionals increased to 123 at December 31, 1998 from 83 at December 31, 1997.

   Cost of Services. Cost of services increased $3.4 million, or 42.6%, to $11.2 million in 1998 from $7.9 million in 1997. As a percentage of revenue, cost of services increased to 51.0% in 1998 from 50.1% in 1997. The increase in costs is primarily attributable to an increase in the size of client engagements. The increase in cost of services as a percentage of revenue is attributable to an increase in labor rates that was slightly higher than our increase in billing rates in 1998 as compared to 1997.

   General and Administrative Expenses. General and administrative expenses increased $3.1 million, or 80.5%, to $7.0 million in 1998 from $3.9 million in 1997. General and administrative expenses as a percentage of revenue increased to 31.6% in 1998 from 24.6% in 1997. These increases are attributable to an increase in our corporate infrastructure to support our growth and the expansion of our operations into two new geographic markets.

   Sales and Marketing Expenses. Sales and marketing expenses increased $180,000, or 14.9%, to $1.4 million in 1998 from $1.2 million in 1997. As a percentage of revenue, sales and marketing expenses decreased to 6.3% in 1998 from 7.7% in 1997. The increase in expenses is primarily attributable to an increase in our direct sales staff by three full-time equivalent employees in 1998 as compared to 1997. The decrease in sales and marketing as a percentage of revenue resulted from our ability to spread these expenses over a larger revenue base.

   Operating Income. Operating income decreased $466,000, or 16.9%, to $2.3 million in 1998 from $2.8 million in 1997. Operating margin decreased to 10.4% in 1998 from 17.6% in the same period in 1997. The decrease in operating income is primarily attributable to the increase in general and administrative expenses in 1998.

   Other Income. Other income decreased $78,000, or 29.1%, to $190,000 in 1998 from $268,000 in 1997. This decrease was the result of a decrease in investment income consistent with the use of a portion of our cash reserves in funding the expansion of the business in 1998.

   Net Income. Net income decreased $302,000 or 16.4% to $1.5 million in 1998 from $1.8 million in 1997. Net margin decreased to 7.0% in 1998 from 11.7% in 1997.

Quarterly Results of Operations

   The following table presents unaudited quarterly financial data for the periods indicated. We derived this data from our unaudited financial statements, and in our opinion, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Our quarterly operating results have varied significantly in the past and we expect that they will continue to do so in the future due to a number of factors including, but not limited to, changes in average billing rates, utilization rates and personnel additions, as well as the timing of expenses. Accordingly, our results for any given quarter or series of quarters are not necessarily indicative of our results for any future period. However, our quarterly operating results may represent trends which aid in understanding our business. Revenue growth and results of operations are historically stronger in the first quarter of the year as compared to the preceding fourth quarter. In the first quarter, billing rate increases are typically enacted and utilization is generally higher due to fewer vacation days as compared to the preceding fourth quarter. The decrease in operating income for the quarter ended December 31, 1999 resulted primarily from an allowance for bad debts related to the unexpected insolvency of a significant client.

                                                          Quarter Ended
                         ----------------------------------------------------------------------------------
                         June 30,  Mar. 31,  Dec. 31, Sep. 30, June 30, Mar. 31, Dec. 31, Sep. 30, June 30,
                           2000      2000      1999     1999     1999     1999     1998     1998     1998
                         --------  --------  -------- -------- -------- -------- -------- -------- --------
Statement of Operations
 Data
Revenue................. $12,235   $10,888    $8,220   $8,016   $7,461   $6,715   $5,960   $5,804   $5,371
Gross profit............   6,410     5,669     3,968    3,925    3,706    3,166    2,785    2,796    2,744
Operating income........   2,281     2,421       337    1,527    1,185      849      220      401      712
Net income.............. $ 1,677   $ 1,569    $  306   $  935   $  882   $  591   $  193   $  261   $  445
                         =======   =======    ======   ======   ======   ======   ======   ======   ======
As a Percentage of
 Revenue
Revenue.................   100.0%    100.0%    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit............    52.4      52.1      48.3     49.0     49.7     47.1     46.7     48.2     51.1
Operating income........    18.6      22.2       4.1     19.0     15.9     12.6      3.7      6.9     13.3
Net income..............    13.7%     14.4%      3.7%    11.7%    11.8%     8.8%     3.2%     4.5%     8.3%
                         =======   =======    ======   ======   ======   ======   ======   ======   ======  ===

Liquidity and Capital Resources

   Net cash provided by operating activities was $1.8 million in the six months ended June 30, 2000 and net cash used in operating activities was $93,000 in the six months ended June 30, 1999. The cash provided by operating activities during the first six months in 2000 is a result of growth in our net income as compared to the same period in 1999.

   Net cash provided by operating activities was $2.8 million in 1999 and $1.7 million in 1998 and net cash used in operating activities was $168,000 in 1997. The cash provided by operating activities in 1999 and 1998 was primarily the result of the growth in our net income and improved collections of our accounts receivable as compared to 1997. At December 31, 1997, our receivables included significant amounts from two major clients, which were subsequently collected in early 1998. Our increase in accounts receivable during 1997 was the primary reason for the net use of cash in operating activities in 1997.

   Net cash used in investing activities was $788,000 in 1999, $1.6 million in 1998 and $1.2 million in 1997. The use of cash in each year was primarily related to purchases of property and equipment and investment securities. Fluctuations in cash used for purchases of property and equipment related primarily to our geographic expansion in 1999 and 1998. Our purchases of investment securities during 1999, 1998 and 1997 represented the investment of our surplus cash in securities with the potential for high rates of return.

   Net cash used in financing activities was $193,000 in 1999 and $179,000 in 1998, representing repayments of borrowings under our line of credit. Net cash provided by financing activities was $371,000 in 1997, representing borrowings under our line of credit.

   We have a $2.0 million revolving line of credit with Allfirst Bank. Interest on amounts outstanding under the line of credit is payable monthly at a rate equal to, at our election, either (a) the greater of the bank's prime rate and the average rate for 90-day commercial paper, or (b) one-month LIBOR plus 2.5%. The line of credit may be renewed each September, and amounts borrowed under the line of credit are payable on demand. We have no outstanding borrowings under the line of credit as of the date of this prospectus. Our cash, cash equivalents and investments, at fair value, were $7.9 million at June 30, 2000. We currently have no material commitments for capital expenditures. We anticipate that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should be adequate to fund our currently anticipated cash needs for at least the next 18 months.

Disclosure About Market Risk
   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment and on the increase or decrease in the amounts of interest expense we must pay with respect to any outstanding balances on our revolving line of credit. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those borrowings under our line of credit that are tied to variable market rates. Our investment portfolio currently includes common stocks and mutual funds which are subject to capital and equity market risks. We plan to divest our portfolio of common stocks prior to the closing of this offering and reinvest the proceeds in investment grade, interest-bearing securities and mutual funds. We intend to invest the proceeds of this offering in investment grade, interest-bearing securities. We believe this will mitigate default, market and reinvestment risk. We do not plan to use derivative financial instruments in our investment portfolio.

   All of our revenues are realized currently in United States dollars and are from customers primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

Overview

   We are a leading software engineering firm that uses advanced technologies to build complex, custom software systems that enable our clients to conduct business electronically. These systems are typically critical to our clients' businesses and must be reliable and secure and accommodate growth without extensive modification. Since November 1994, we have incorporated Internet-based technologies into our clients' systems, and virtually all the systems we build today are delivered on an Internet, intranet or extranet platform.

   Since our inception, we have continually identified and incorporated into our service offerings the most advanced, reliable technologies available. Our focus on advanced technology has enabled us to increase our revenue and gross profits every year since we started our business. For the year ended December 31, 1999, we generated $30.4 million in revenue, 48.5% gross margins and 12.8% operating margins. For the six months ended June 30, 2000, we had $23.1 million in revenue, 52.2% gross margins and 20.3% operating margins.

   We employ over 194 software engineers, averaging approximately seven years of industry experience. Our software engineers apply our proprietary methodology, RDA's Object Oriented Process, to all of our client engagements. Using our software development methodology, we work collaboratively with clients to develop and deliver complex, custom software systems.

   We primarily target middle-market companies, autonomous units of larger companies and smaller, high growth companies that require advanced technology systems and are committed to investing in high-impact, Internet-based systems. Our average, annualized revenue per client during the six months ended June 30, 2000 was approximately $1.1 million. Our current clients include Animal Group of Pfizer Inc., LifeMinders. com, Inc., Lynk Systems, Inc., NASD, Sallie Mae and United Parcel Service of America, Inc. Our industry leadership is reflected in the quality of our customer base and our high revenue and operating profits per software engineer as compared to many of our competitors.

Industry Background

   Over the past decade, corporate recognition of the competitive advantages offered by information technology and the Internet has created a growing demand for information technology service providers. Through the mid-1990s, companies used information technology primarily to streamline their internal business processes and reduce labor costs. By the late 1990s, many companies were using Internet-based information technology to communicate and transact business with existing clients and to attract new clients. Today, many companies are attempting to use information technology systems to fully automate their business processes, by seamlessly integrating their front-office and back-office systems and linking all of their internal and external constituents, including customers, suppliers, partners and employees. For many companies, this involves more than simply connecting their existing customer and supplier systems with their existing internal business systems. These existing systems were often designed to perform discrete, specific functions and engineered for use by a specific class of users. Businesses increasingly need complex, custom software applications that not only integrate their existing systems with new, Internet-based applications but also improve or re-engineer those systems to make them more user-friendly to all of the business' constituents. Few companies have the necessary in-house skills to successfully implement complex, custom, Internet-based software systems. As a result, the demand for firms who can provide these systems has increased. International Data Corporation estimates that the general market for Internet services will grow from $16.5 billion in 1999 to $99.1 billion in 2004.

   Many of the initial entrants into the Internet professional services sector were generalist firms incorporating strategic consulting, creative design and technology services to help clients take their first steps toward conducting business electronically. The combination of skills offered by these generalist firms is useful for companies that have limited Internet capabilities. As more companies build on their initial Internet-based business offerings, however, we believe they will increasingly seek out best-of-breed service providers to enhance and more fully integrate these systems. We believe that many of these generalist firms do not have the skills or experience necessary to develop technology systems with the required scalability and performance characteristics, or to effectively integrate these systems into environments that may combine multiple generations of technologies.

   We believe that rapid advancements in technology have created and will continue to create substantial demand for custom software development. The 1965 prediction, known as Moore's Law, that computer processing power could double every 18-24 months, has proven true, and we believe that these advances in microprocessing technology will continue. Advances in processing speed will lead to more sophisticated networks, more powerful programming languages and the proliferation of mobile computing devices. We also believe the increasing reliance of corporations on Internet-standards-based networks will drive the need for sophisticated security solutions, including public key encryption. These and other advances will create significant challenges and opportunities for companies to enhance their business functions. We believe that software engineering firms like ourselves, which remain focused on identifying and incorporating advanced technologies into the complex, custom software systems they build, will continue to be well-positioned for long term success.

The RDA Difference

   We are singularly focused on architecting and developing complex, custom software systems that enable clients to conduct business electronically. Key elements of the services we offer include our:

Focus on Complex Systems Requiring Advanced Technologies

   Our core competency is solving our clients' business challenges by engineering complex, custom software systems. Our clients typically seek secure and reliable systems that process high volumes of transactions, manage and distribute large amounts of data according to complex business requirements and integrate seamlessly with their existing systems. They also look for systems that can withstand an environment of continuous technological change and accommodate growth without extensive modification. We build complex software systems incorporating both emerging and existing technologies to address these needs. To ensure that our service offerings continually incorporate new and emerging technologies like Java, XML, DCOM, EJB and wireless technologies, our executive management has built a company culture that thrives on change and requires all software engineers to seek advanced technical training and certifications. We maintain an active internal research and development team to monitor technical trends and test emerging technologies. We also actively solicit feedback from our clients on how emerging technologies can improve their businesses.

Track Record

   We have provided complex, custom software systems since 1988 and five out of the six members of our executive management team have worked together at RDA for over seven years. We work on a collaborative basis with our clients in developing software systems for their business needs, and this approach has generated many long-term relationships with our clients. Since September 1996, for example, we have completed ten projects for NASD. We derived 86.9% of our revenue in 1999 and 85.8% of our revenue in the six months ended June 30, 2000 from clients for whom we had completed a project in a prior period, figures that we believe demonstrate a high level of client satisfaction. Our stable executive management team and collaborative approach to client engagements have helped us increase our revenue and gross profits organically every year since our founding in 1988.

Highly Qualified Software Engineers

   The complex, custom software systems we deliver and our rigorous software development methodology require us to attract and retain highly qualified and experienced professionals with proficiency in a broad range of technologies. The experience, education and certifications of our engineers demonstrate our expertise across a wide range of emerging and mature technologies. Our staff of over 194 software engineers averages more than seven years of software engineering experience and approximately five technical certifications per engineer. Over 80% of our software engineers have technical degrees. Our thorough recruiting process attracts professionals with advanced technical skills and values that fit within our firm's culture. Our hiring process is highly selective. In 1999, we hired approximately one out of every 15 candidates who passed our preliminary screening interview.

Middle-Market Client Focus

   We primarily target middle-market companies, autonomous units of larger companies and smaller, high-growth companies that require advanced technology systems and are committed to investing in high-impact, Internet-based systems. We believe that businesses of this size offer a larger overall market for our software engineering services than Fortune 1000 companies. Compared to Fortune 1000 companies, we believe that the businesses we target generally have fewer in-house information technology resources, and as a result are more likely to outsource their software development needs. In addition, we believe that these businesses have a greater need for software development and less of a need for strategic consulting and creative design services. We also believe that these businesses are generally well-suited and receptive to working on a collaborative basis with their service providers to develop technology solutions. Executive officers at the businesses we target, for example, are generally more accessible to us than are their counterparts at Fortune 1000 companies.

Proven Processes With Predictable Outcomes

   Our software development methodology and our internal operating procedures are highly process-oriented. We build our software systems using a proven, phased, milestone-based methodology that simplifies the software development process and helps ensure consistency in our solutions. We manage all of our projects in the same manner, and our confidence in the predictability and reliability of our software development methodology enables us to offer our clients the option of fixed-price, fixed-timeframe billing. In the first six months of 2000, we derived 17.8% of our revenue from fixed-price, fixed-timeframe projects and we expect the percentage of our revenues derived from these projects to increase in the future. We have also engineered our recruiting, sales, geographic expansion and other major operating functions to apply similar, repeatable processes and yield predictable outcomes. Our experience in applying these processes has helped us grow our business consistently and profitably over our 12-year history.

RDA Growth Strategy

   Our objective is to continue growing profitably and strengthen our position as a leading software engineering firm using advanced technologies to build complex, custom software systems. Key elements of our growth strategy are to:

Attract and Retain Top Talent

   We must recruit and retain skilled and experienced software engineers in order to grow effectively. We have assembled and trained an experienced internal recruiting staff of 17 personnel to fulfill our recruiting needs. As part of our growth strategy we intend to continue growing our recruiting staff to keep pace with our hiring needs. Our recruiting process follows a four-step methodology that incorporates both technical and personality interviews in an effort to hire employees who not only meet our stringent professional standards, but also demonstrate the values that underlie the RDA culture. We seek engineers with skills in the areas of business analysis, object-oriented analysis and design, distributed architecture design, and leading web development technologies and relational database expertise. We believe our employee retention rates are higher than those of many of our competitors. Our retention efforts include:

  .  competitive compensation, including company-wide stock options;

  .  challenging technical assignments;

  .  engineering-focused culture;

  .  ongoing training and education initiatives; and

  .  internal career development opportunities.

Establish and Expand Client Relationships

   We plan to further penetrate our existing client base and aggressively develop long-term relationships with new clients. Our proven ability to deliver complex, custom software systems and our collaborative approach to software development naturally generate many long-term client relationships. We foster these relationships by identifying new ways in which we can use advanced technologies to improve our clients' businesses. At the same time, we seek new relationships with middle-market companies, autonomous units of larger companies and smaller, high-growth companies through our marketing initiatives, direct sales efforts, referral-driven sales and strategic alliances. We are in the process of launching a service offering which will help us more quickly and effectively identify and communicate to a client the return on investment, solution definition, timetable and cost of a proposed project. Our goal is to become integral to the ongoing development and implementation of our clients' Internet-based software systems.

Focus on Technology

   We plan to continue identifying and delivering a wide range of emerging technologies that can improve our clients' businesses. Our dedicated research and development personnel and experienced management team monitor technology trends and identify tools and architectures that can increase our clients' productivity. We continually modify the software engineering services we offer as new technologies emerge. For example, when our research and development team determined that Java technology was stable enough to support our client applications, we assembled a team of employees to help us rapidly develop the ability to deliver Java-based systems. The team consists of management, sales, recruiting and delivery personnel that have helped us develop the capability to sell, staff and deliver projects using Java-based technology. Our familiarity with a broad range of technologies and our status as an independent software engineering firm also help us recommend software systems on an objective, vendor-neutral basis. We plan to continue building complex, custom software systems using whichever technologies we believe are most suited to our clients' business needs.

Broaden Our Geographic Presence

   We plan to continue expanding our geographic presence to gain access to new markets for customers and software engineers. As part of our growth strategy, we establish a local presence in our target markets in order to more easily collaborate with our clients and minimize travel for our engineers and staff. We identify attractive geographic markets based on the potential client base, level of demand for our services and recruiting opportunities, and we plan our staffing, infrastructure and other capital investments accordingly. Our strategy gives our regional management responsibility for the operations and profitability and recruiting and sales activities of our branches and facilitates geographic expansion. We have opened three new offices since 1996, and the experience has helped us refine our geographic expansion methodology. We currently have offices in the metropolitan areas of Atlanta, Baltimore, Chicago, Philadelphia and Washington, D.C., and we plan to open offices in at least two more metropolitan areas during the next 18 months.

Expand RDA Brand Recognition

   We believe that the number of firms with a proven track record of delivering complex, custom software systems is small. We plan to continue investing in marketing and branding initiatives to increase recognition of our complex, custom software offerings and our track record. We are using various marketing mediums, including public relations, advertising, participation in technical seminars and direct mailing, as well as our direct sales force, to publicize our brand and our business. We direct these marketing efforts at employment candidates, potential business partners and senior executives in the companies we target.

Pursue Strategic Partnerships and Alliances

   We believe that our focus on advanced technologies and our ability to deliver complex, custom software systems on a fixed-price, fixed-timeframe basis makes us an attractive partner for other technology companies that do not offer similar services. Through our relationships with Microsoft and IBM, for example, we have developed software systems that incorporate their technologies and have used these associations to generate business from new and existing clients. We have also partnered from time to time, and intend to continue seeking partnerships, with other best-of-breed Internet-based professional services firms whose service offerings complement ours.

RDA's Object-Oriented Process

   Since 1992, we have used a standardized process for developing our software systems, known as RDA's Object-Oriented Process. Our methodology divides the software development process into a series of incremental phases, each of which produces specified deliverables according to a defined timetable. The diagram set forth on the inside back cover of this prospectus describes each of the general phases of our software development process, and identifies the milestones we must achieve and deliverables we must produce before a phase is considered complete. By dividing the software development process into discrete, predictable phases, our methodology helps simplify and manage the risks involved in the software design process. We invest substantial resources in the training and certification of our software engineers to ensure that we apply our software development methodology consistently across all client projects.

   Our software development methodology is based on an object-oriented approach, which we believe results in more effective and durable software systems that have a lower risk of becoming obsolete. An object-oriented approach to software design involves bundling related items of computer code and data into modular units called "objects," and then combining objects, based on their relationships with each other, into structured networks to form a complete software program. In the analysis phase of our methodology, we employ an object-oriented approach by looking at complex business systems as the sum of smaller and simpler components. This perspective helps a client better understand its business systems and the deficiencies in the individual components of those systems, and helps ensure that we create a solution that addresses these deficiencies. In the development phase, we build individual software components and combine those components into complete software systems. We believe that software systems constructed in this manner have a lower risk of becoming obsolete and accommodate changes more easily, because defective or outmoded components can be repaired or upgraded without disturbing the other components of the system.

   We believe our proven software development methodology, built and refined over the last nine years, differentiates us from our competitors and offers clients the following benefits:

  . Predictability. Our software development process helps us accurately predict the cost, schedule and functionality needed to achieve the desired return on investment. This allows us to offer and manage projects on a fixed-price, fixed-timeframe basis.

  . Business-Focused Systems. We begin the software development process by working with our client's key business and technical executives to understand their business challenges. Using this information and business logic techniques, we develop advanced software systems designed to achieve the client's desired return on investment by increasing revenue and/or lowering operating costs.

  . Consistent Results. Our complex, custom software systems are typically critical to a client's business operations. Our software development methodology ensures that active projects undergo regular quality-assurance reviews by project managers and peer engineers to help ensure consistent project results that meet the client's objectives. We believe our high level of repeat business reflects the consistent results of our software development methodology.

  . Scalability. We can adjust our methodology to accommodate engagements of different sizes and types. Our software development methodology is not designed for a particular size or type of engagement, and does not lose its rigor when applied to larger engagements or introduce unnecessary complexity into smaller engagements.

  . Knowledge Transfer. We share our methodology with our clients, which transfers to them the underlying knowledge necessary to re-use the process and continue supporting our software systems going forward. Unlike many of our competitors, we encourage our clients to adopt and use our processes.

Case Studies

   The following examples illustrate the type of software systems we have engineered for specific clients.

NASD Regulation

  Client description:  NASD Regulation is an independent subsidiary of NASD charged with regulating the securities industry and the Nasdaq Stock Market. NASD Regulation serves over 5,600 member firms with more than 63,000 branch offices and over 500,000 securities industry professionals. NASD Regulation must collect, maintain and disseminate information regarding the qualification, employment, and disclosure histories of these professionals for the use of NASD member firms as well as state, federal and private regulatory bodies.

  Challenge:           Build a process more efficient and scalable than NASD
                       Regulation's existing system, which required management of considerable amounts of paperwork.

  Our delivery:        Our team of 30 software engineers delivered our
                       solution, known as Web Central Registration Depository, or Web CRD, in August 1999 following a 21-month development process.

   The RDA solution:   Web CRD immediately impacted NASD Regulation's filing
                       procedure. After the first two weeks of operation, NASD
                       Regulation processed more than 53,000 electronic filings through Web CRD, a 29% increase over the filing volume for the comparable period in 1998. After only seven months in production, the system recorded a milestone with its one-millionth filing. Substantially all NASD firms and securities brokers are now registered in the system. The solution is fully accessible through the Web and does not require the end-user to employ any software specific to this application.

Animal Group of Pfizer Inc.

   Client description: The Animal Group of Pfizer Inc. is a branch of Pfizer
                       Pharmaceuticals, one of the world's largest pharmaceutical companies. The Animal Group provides pharmaceutical products to the animal health industry, including veterinarians, livestock producers, feedlot providers and others.

   Challenge:          Create a customer-marketing database fully integrated
                       with the client's newly-installed order entry system.
                       The client's new order entry system did not support the same level of daily reporting and direct sales data on which users had come to rely for making business decisions. Pfizer needed to provide the former level of reporting and establish a customer-marketing database.

   Our
   delivery:           Our team of four software engineers delivered our
                       solution, known as phases 1 and 2 of the Sales
                       Information System, by April 2000 after a 15-month development process.

   The RDA solution:   The Internet-based Sales Information System solved the
                       complex issue of interfacing with the new order entry system to acquire online sales data, which was then incorporated into a data warehouse for reporting and analytical purposes. Pfizer employees in the United
                       States and Canada can now access the solution to analyze product sales and implement new sales and marketing strategies.

Sallie Mae

   Client description: For more than 25 years, Sallie Mae has been helping students obtain higher education by providing funds for educational loans, primarily federally guaranteed student loans originated under the Federal Family Educational Loan Program, or FFELP. The company currently owns or manages student loans for more than five million borrowers and is one of the nation's leading providers of educational loans.

   Challenge:          Help Sallie Mae to further streamline and improve its
                       student loan delivery process by enhancing its on-line loan delivery solution, which serves educational institutions and 12 million students, to accept private credit loan applications, FFELP loan applications, rapidly determine credit worthiness, and transfer approved loan funding between lenders and educational institutions.

   Our                 Our team of 26 software engineers, in partnership with
   delivery:           Sallie Mae's software engineers, delivered our solution
                       in May 2000 following a nine-month development process.

   The RDA solution:   We designed our enhancements to:

                       . reduce the communications time required to transmit data from Sallie Mae's mainframe system to credit agencies from two minutes to seconds;

                       . re-architect the website to exploit strengths of various legacy systems; and

                       . solve technology compatibility issues to achieve better integration between the web technologies and the database.

                       As a result, educational institutions and students now have on-line, real-time access to private credit loan programs from Sallie Mae to supplement their financial needs not met by federally guaranteed student loans.

Lynk Systems,
Inc.

   Client description: Lynk is a national provider of electronic payment, cash dispensing and electronic commerce services, serving more than 50,000 merchants and 8,000 automatic teller machines nationwide. Lynk processes transactions initiated by credit and debit cards, checks and electronic benefits transfer cards from merchant point-of-sale terminals and via the Internet.

   Challenge:          Develop a solution to give Lynk's customer service
                       personnel and clients streamlined access to information about the clients' customer transactions.

   Our                 Our team of five software engineers delivered our
   delivery:           solution, known as Customer Self-Service System, in May
                       2000 after a 12-month development process.

   The RDA solution:   The Customer Self-Service System is designed to lower
                       Lynk's customer service costs by reducing the volume of calls to the Lynk customer service center. The Customer
                       Self-Service System is intended to increase customer satisfaction by allowing customers to perform self-service operations via the Internet and giving them better access to their account information. Lynk believes that this capability gives it a competitive advantage over many of its competitors.

Clients

   The following is a list of our clients, each of whom accounted for at least $500,000 of our revenue during the period from January 1, 1999 through June 30, 2000, which we believe is representative of our overall client base:

Animal Group of Pfizer Inc.               Medstar Health, Inc.
                                          NASD
Annuitynet.com
Automatic Data Processing, Inc.
E. I. Kane Construction, Inc.             RMC Industries Corporation

                                          Sallie Mae
Everfast, Inc.                            Snyder Communications LLC
General Electric Capital Mortgage
Services                                  The Union Labor Life Insurance
                                          Company
Integrated Health Services, Inc.          United Parcel Service of America,
                                          Inc.
                                          Vertex, Inc.
LifeMinders.com, Inc.
Lynk Systems, Inc.                        Zurich Insurance Company
McKesson HBOC, Inc.


   Our clients generally consist of middle-market companies, autonomous units of larger companies and smaller, high-growth companies that require advanced technology skills and are committed to investing in high-impact, Internet-based systems. We derived 86.9% of our revenue in 1999 and 85.8% of our revenue in the six months ended June 30, 2000 from clients for whom we had completed a project in a prior period, a figure we believe demonstrates a high level of client satisfaction. In 1999, 19 of the 49 clients for whom we performed work, or 38.8%, were new clients, and we added 15 new clients in the six months ended June 30, 2000. Our average, annualized revenue per client during the six months ended June 30, 2000 was approximately $1.1 million. 26 of the 49 clients for whom we performed services in 1999 engaged us for multiple projects during the year. The volume of work that we perform for a specific client is likely to vary from period to period, and a client that uses a substantial amount of our services in a particular period may use significantly less, or none, of our services during a subsequent period. The loss of a significant client or a failure to collect a large account receivable from any of these clients could adversely affect our results of operations. We expect this high level of client concentration to continue but not necessarily involve the same clients from period to period.

   For the six months ended June 30, 2000, our five largest clients accounted for 65.3% of our revenue, with NASD accounting for 27.1% of our revenue and Sallie Mae accounting for 20.4% of our revenue. For the fiscal year ended December 31, 1999, our five largest clients accounted for 62.9% of our revenue, with NASD accounting for 32.3% of our revenue and Automatic Data Processing, Inc. accounting for 10.1% of our revenue. For the fiscal year ended December 31, 1998, NASD accounted for 38.4% of our revenues, and for the fiscal year ended December 31, 1997, Sallie Mae accounted for 33.0% of our revenues and NASD accounted for 11.4% of our revenues.

Research and Development

   The regular changes in technology that characterize the software engineering industry make research and development critical to our success. Since our software systems rely heavily on advanced technologies, we must continually revise our expertise and our offerings to service our clients effectively. Our research and development department has identified and successfully prepared us for numerous technology waves since 1988, including PC technology, Windows technology, client-server technology and Internet-based systems, and continues to evaluate emerging technologies.

   Our dedicated research and development team consists of three personnel who:

  . identify and test emerging technologies that offer the potential to address our clients' business needs;

  . disseminate information about, and help train our engineers in, emerging technologies; and

  .  improve the software engineering services we offer.

   Our research and development team is currently exploring and testing the boundaries of various technologies, including wireless communications-based systems, systems based on the XML data standard and Linux-based systems.

   In addition to our full-time research and development team, our management team and software engineers play a crucial role in identifying, evaluating and disseminating emerging technologies. Our Chief Executive Officer, Chief Technology Officer and Chief Information Officer regularly attend seminars, review technical publications and use their industry contacts to identify new technology developments. We encourage each of our technical personnel to identify emerging technologies in similar ways. Through our equipment purchase program, we allow our technical employees to direct purchases of computer equipment, which many of them use to investigate and experiment in emerging technologies. We also encourage our senior engineers to make presentations on emerging technologies, build sample applications which encourage further investigation and help our internal information technology department use emerging technologies to develop software that we use to run our own business.

Knowledge Management

   We have built a central database to help collect and disseminate the proprietary information we have accumulated since 1988. The database includes information our research and development efforts have generated, project files containing the proposals, plans, designs and other work product of our client projects, as well as papers, articles and other technical information. Our engineers can access the database through a secured corporate intranet from home, work or at client sites. The database is interactive: our engineers use a technical assistance forum to distribute technical questions by e-mail to our entire technical staff, and our research and development team uses the forum to post information regarding their initiatives in emerging technologies. Through our knowledge database, our engineers use lessons learned over 12 years of software development to help them engineer software systems that solve our clients' business needs.

People and Culture

People

   The success of the software systems we deliver depends considerably upon the experience, skills and values of our staff. Our Chief Executive Officer, Chief Technology Officer and Chief Information Officer average approximately 26 years of experience in the software industry. Our staff of more than 194 software engineers average seven years of software engineering experience, our project managers 11 years and our principal architects 14 years. Our software engineers also average more than five technology certifications per engineer. The skills of our software engineers span the areas of business analysis, object modeling, web architecture, object-oriented development, database modeling, quality assurance, testing and integration, and system deployment.

Culture

   Our firm culture helps instill and sustain the values we need to effectively service our clients. We strive to ensure that our employees share a common set of values that supports our position as a leading provider of complex, custom software systems using advanced technologies. Growing our business organically has helped us cultivate our firm culture on an individualized basis. We interview and select our employees with the following core values in mind:

  .  intellectual honesty;

  . willingness to continue learning emerging technologies that can benefit our clients;

  .  willingness to work through obstacles to attain our clients' objectives;

  .  belief in our processes;

  .  desire to work collaboratively; and

  .  strong work ethic.

Training

   For us to succeed, our technical employees must continually update their skills as new technologies emerge. We offer our technical personnel practical training in new and emerging technologies. Following are some of the ways we promote training:

  .  our intranet multimedia training library;

  . mandatory training and certification process relating to our software development methodology;

  . informal dinners at which speakers discuss various areas of emerging technology with our employees;

  .  RDA-U, which offers technical classes that meet by teleconference; and

  .  sending our software engineers to national technical conferences.

   In addition, our Chief Technical Officer and the technical directors in each of our branch offices are responsible for the career growth of the software engineers in their branch, and are required to conduct periodic one-on-one meetings with each software engineer.

Recruiting

   We must recruit and retain skilled and experienced software engineers and other, non-technical personnel in order to grow effectively. We do not rely on outside recruiting sources to obtain the people we need. Instead, we have assembled and trained an experienced internal recruiting staff to fulfill our recruiting needs. Our Senior Vice President of Recruiting and Retention sets our general recruiting policies and programs and oversees our recruiting and retention department. The department consists of 12 recruiters and one recruitment manager, who fill software engineering, sales, recruiting and administrative positions in our branch offices, three corporate recruiters who fill non-billable staff positions and one manager responsible for retention programs.

   We target only engineers who have the requisite technical expertise and multiple years of project experience. We do not hire independent contractors or participate in college recruiting and we do not rely significantly on software engineers working under H-1B visas. We seek candidates who demonstrate the values that underlie our firm culture and possess a combination of the following technical skills: business analysis, object-oriented analysis and design, distributed architecture design, and leading web development technologies and relational database experience.

   A time-proven, four-step process governs our recruitment efforts. Initially, one of our recruiters conducts a preliminary screening interview with those candidates whose technical skills and background fit a general profile. One of our software engineers follows this preliminary interview with a more in-depth phone interview designed to evaluate the candidate's technical skills. A candidate who progresses to the next phase interviews with a panel of two software engineers and a project manager, who assess the candidate's understanding of leading software tools and technologies and ability to follow a rigorous development methodology. Our branch management personnel conduct the final interview stage to further validate the candidate's technical ability and ensure a cultural fit. In 1999, we conducted 934 technical telephone interviews, 476 panel interviews and 205 final interviews. We offered employment to 86 candidates and hired 63 software engineers for an acceptance rate of 73.3%. In 1999, we hired approximately one out of every 15 candidates who passed our preliminary screening interview.

   Our candidate tracking system and potential hires report help us track the number of potential hires at each stage of the interview process at any given time, and help our management allocate our recruiting resources to yield the maximum results from our pipeline of potential hires. We utilize a variety of sources to attract talent, including:

  .  the Internet;

  .  traditional advertising mediums;

  .  career fairs;

  .  referrals from our employees;

  .  targeted cold calling and call-backs;

  .  technical conferences; and

  .  our website.

Sales and Marketing

   Our sales and marketing efforts target middle-market companies, autonomous units of larger companies and smaller high-growth companies that require advanced technology skills and are committed to investing in high-impact, Internet-based systems. We aim our efforts at senior executives in an attempt to ensure that our Internet-based business systems achieve the business and technology requirements of our clients. Our dedicated sales force consists of 17 full-time personnel, including 12 account executives, four sales associates and one sales manager. Our account executives, each of whom has prior experience selling technology services, are assigned to specific accounts and geographical areas and are required to satisfy specific sales quotas. Their compensation is highly incentive-driven, based on the number of sales they make and the extent to which they help us achieve our business plan in a given year. Our sales associates are internal personnel devoted to telesales on a full-time basis. Their prospecting activity is designed to consistently funnel leads to our account executives. Our sales managers direct our sales personnel and oversee and develop our pipeline of client prospects. In addition, our four managing directors, each of whom oversees the activities of one of our geographical business units, and our Senior Vice President of Business Development are each heavily involved in our sales efforts. We also draw widely on our other personnel and resources in our sales efforts. We often form ad hoc pursuit teams, which may consist of account executives, project managers, technical managers, managing directors, software engineers, and/or members of executive management in order to determine the specific needs of a particular client, offer responsive solutions, and most effectively present the advantages of working with RDA. Although we enjoy a very high percentage of repeat business, we aggressively seek new clients in order to increase the number of clients who may develop into large, long-term accounts. In 1999, 19 of our 49 active clients, or 38.8%, were new clients, and we added 15 new clients during the six months ended June 30, 2000.

   We follow a time-tested and consultative sales process. In the early phases, we use our sales process to analyze the prospective client's business, financial and technical qualifications to reduce the time spent on opportunities which we are unlikely to pursue. We involve the client in the creation and validation of the solution before making a formal proposal, to help ensure that our proposal meets our requirements and those of the client. Our managing directors and sales personnel meet on a weekly basis to track the status of sales prospects in our pipeline and ensure that we take the actions necessary to capitalize on our sales opportunities. Every member of our sales teams can access our business prospect tracking system, to encourage collaboration and sharing of useful information among our sales force.

   We are in the process of substantially enhancing our marketing capabilities to increase awareness of our branding message among our existing and prospective customers and employees, generate leads for our sales force and differentiate us in the information technology services marketplace. Our marketing team consists of our Senior Vice President of Business Development, our marketing communications director, our marketing associate and an outside marketing communications firm. In collaboration with our marketing communications firm, we have recently completed extensive research designed to clarify our brand identity, including conducting focus groups with employees, clients, and potential clients. To communicate our branding message to prospective clients and employees, we employ:

  .  a public relations program;

  .  our website;

  .  marketing materials;

  .  direct mail; and

  .  seminars.

Competition

   The market for software engineering services is highly fragmented. Competition in this market is intense and we expect it to further intensify as this market continues to evolve. We could face competition from the following general categories of companies:

  . in-house information technology departments of our current and potential clients;

  . software engineering firms, including Cysive, Inc. and Tanning Technology Corporation;

  . general Internet services firms, including iXL Enterprises, Inc., Lante Corporation, MarchFirst Inc., Proxicom Inc., Sapient Corporation, Scient Corporation and Viant Corporation; and

  . technology consulting firms and integrators, including Andersen Consulting, KPMG Consulting, EDS and IBM.

   Many of our competitors have larger client bases, longer relationships with their clients, greater brand or name recognition and significantly greater professional staffs and financial, technical and marketing resources than we do. Many of our competitors are in a position to devote greater resources than we can to the development, promotion and sale of their services. As a result of this competition, our growth rate may suffer and we may face reduced operating margins, loss of market share and diminished brand recognition. We also anticipate additional competition from new entrants into the software engineering market due to the low barriers to entry.

Employees

   As of August 15, 2000, we had 270 employees, which included 194 software engineers, 22 support staff, 19 marketing and sales personnel, 17 recruiting and retention personnel and 18 management personnel. None of our employees is represented by a labor union. We believe our relationship with our employees is good.

Intellectual Property

   Our software development methodology, our proprietary knowledge database and other intellectual property rights that we develop for our clients are an important part of our business. Our clients generally retain ownership of custom work product, but we often retain a royalty-free license to use some or all of the applications, processes and intellectual property for internal training purposes and for storing and using in our knowledge database. We rely on a combination of trade secret, trademark and copyright laws and confidentiality, nondisclosure and other contractual agreements to protect our proprietary rights. Existing trade secret, trademark and copyright laws provide us only limited protection. We generally enter into confidentiality agreements with our employees and clients and limit access to and distribution of our proprietary information. The information in our knowledge database, for example, is available to our employees through a secure, corporate intranet system. We cannot assure you that the steps we have taken to protect our proprietary information will be adequate, that we will be able to identify misappropriation of our proprietary rights, or that we will be able to take appropriate steps to enforce our rights.

Facilities

   Our headquarters are located in approximately 13,970 square feet of office space located in Timonium, Maryland, under a lease which expires in February 2003. We also lease office space in the metropolitan areas of Atlanta, Chicago, Philadelphia and Washington, D.C. We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently do business.

Legal Proceedings

   From time to time, we may be involved in litigation incidental to the conduct of our business. We are not currently a party to any material pending legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table contains information with respect to our executive officers and directors as of August 15, 2000:

          Name           Age                               Position
------------------------ --- --------------------------------------------------------------------
R. Donald Awalt.........  46 Chairman of the Board, Chief Executive Officer and Director
William E. Ambrose(1)...  53 Senior Vice President of Recruitment and Retention and Director
Jay M. Basen............  44 Chief Technology Officer
Paul J. Bielski.........  52 Chief Information Officer
William C. Hawk(1)......  48 Director
Stephen F. Kupres(1)....  30 Chief Financial Officer, Senior Vice President of Finance, Assistant
                             Treasurer and Director
Steven N. Landsman(1)...  55 Senior Vice President of Business Development and Director
Mel Ray(1)..............  64 Director

--------

(1) Election to the board of directors will be effective as of the closing of this offering.

   R. Donald Awalt has served as our Chairman of the Board, Chief Executive Officer and sole director since he founded RDA in February 1988. From 1985 to 1988, Mr. Awalt was Director of Management Information Services for a division of Texas Instruments, where he managed all internal information technology initiatives for a division that developed industrial automation systems. From 1983 to 1985, he served as Vice President of Development at Muse Software, where he managed the development of education and entertainment software. From 1974 to 1983, Mr. Awalt was a programming manager for a division of General Instrument Corporation, where he helped develop transactional systems for the retail point-of-sale and wagering industries. Mr. Awalt also served as Assistant Professor of Computer Science at Loyola College from 1976 to 1978.

   William E. Ambrose will become a director effective upon the closing of this offering and has served as our Senior Vice President of Recruitment and Retention since January 2000. From October 1998 to December 1999, Mr. Ambrose served as our Vice President of Recruitment, from October 1993 until October 1998 as our Vice President of Operations and from October 1992 until October 1993 he served as our Director of Operations. Prior to joining us, Mr. Ambrose owned and operated RSI, a computer services staffing firm, from 1987 to 1992.

   Jay M. Basen has served as our Chief Technology Officer since January 2000. From March 1997 to January 2000, Mr. Basen served as our Vice President of Technical Services with responsibility for our delivery organization and our information technology department. From March 1993 to March 1997, he served as our Technical Director and from June 1990 to March 1993, as an RDA consultant. Prior to joining us, Mr. Basen worked from 1988 to 1990 as a lead software engineer for Becton Dickinson Corporation, a manufacturer of diagnostic systems for the health care industry, where he worked on the design and development of new blood culturing instruments.

   Paul J. Bielski has served as our Chief Information Officer since January 2000. From February 1998 to January 2000, Mr. Bielski served as Chief Information Officer, as well as Vice President and General Manager of the IT Service Division, of EA Engineering, Science and Technology, a global consulting firm specializing in matters related to energy, the environment and health and safety. At EA Engineering, Mr. Bielski designed and managed the modernization of the company's technological assets. From August 1996 to September 1997, Mr. Bielski served as the Vice President of Information Technology for RJO Enterprises, Inc., a provider of advanced, software-based information technology services and products. From April 1989 to August 1996, Mr. Bielski served as President and founder of the Service Management Group, Inc., a high technology services company that provided support services internationally.

   William C. Hawk will become a director effective upon the closing of this offering. Mr. Hawk has served as Chairman of the Board, Chief Executive Officer and founder of Severn Healthcare, Inc., a company which manages and provides specialized healthcare services, since December 1996. From March 1994 to December 1996, Mr. Hawk served as a consultant to Beacon Healthcare Group Incorporated, which provides strategic healthcare consulting. From October 1991 to March 1994, Mr. Hawk served as Vice President for Medical Care America, an ambulatory surgery and home infusion therapy company, where he oversaw managed care strategies and network development acquisitions. From January 1983 to October 1991, Mr. Hawk served as President, Chief Executive Officer, and founder of TeamCare, Inc., a regional home infusion therapy company.

   Stephen F. Kupres will become a director effective upon the closing of this offering and has served as our Chief Financial Officer and Senior Vice President of Finance since December 1999 and as our Assistant Treasurer since May 1998. Mr. Kupres is responsible for our finance, accounting and administrative activities. From May 1996 until May 1998, he served as our Controller and from January 1994 to May 1996 as our Manager of Finance and Administration. Mr. Kupres joined us in January 1990 as our Accounting Supervisor.

   Steven N. Landsman will become a director effective upon the closing of this offering and has served as our Senior Vice President, Business Development since December 1999. Mr. Landsman served as Vice President of Sales and Marketing from March 1994 to December 1999 and as Director of Sales from March 1993 until March 1994. From 1986 until 1993, Mr. Landsman served as Vice President, National Accounts at Cap Gemini America, where he personally handled the firm's largest customer and served on the firm's Operating Committee as it initiated a program for managing the company's national accounts.

   Mel Ray will become a director effective upon the closing of this offering and has been retired from employment since March 2000. Mr. Ray served as Chairman of the Board, Chief Executive Officer and President of FIData, Inc., which provides Internet financial services and software for the credit union industry, from January 1998 through March 2000. Mr. Ray was retired from employment from February 1997 through January 1998. From November 1994 through February 1997, Mr. Ray served as President and co-founder of Affinity Technology, Limited, which provides automated loan software and kiosks for the banking industry.

Board of Directors

   As of the closing of this offering, our bylaws will provide that the number of directors on our board must be not less than four and not more than 15. Our board of directors will consist of at least six directors as of the closing of this offering. In addition to these six directors, we expect that an additional director will be appointed effective either prior to or promptly following the closing of this offering. Our certificate of incorporation will provide that, upon completion of this offering, the terms of office of the members of our board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The Class I director will be Mr. Kupres, the Class II directors will be Messrs. Hawk and Landsman, and the Class III directors will be Messrs. Ambrose, Awalt and Ray. We anticipate that the seventh director whom we expect will be appointed effective either prior to or promptly following the closing of this offering will be a Class I director. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will expire at that meeting will be elected to serve three-year terms. Our bylaws will provide that the authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of RDA.

Committees of the Board of Directors

   Our board of directors intends to establish an audit committee as of the closing of the offering, which will consist solely of outside directors. The responsibilities of the audit committee will include recommending the independent public accountants to conduct the annual audit of our books and records, reviewing the plan, scope and results of our annual audit, and reviewing our internal controls and financial management policies with the independent public accountants and our financial and accounting staff. We anticipate that Messrs. Hawk and Ray, as well as the additional director whom we expect will be appointed effective either prior to or promptly after the closing of this offering, will be members of the audit committee as of the closing of this offering.

   Our board of directors also intends to establish a compensation committee as of the closing of the offering, which will consist solely of non-employee directors. The responsibilities of our compensation committee will include establishing guidelines and standards for determining the compensation of our executive officers, reviewing our executive compensation policies and recommending to our board of directors compensation for our executive officers. Our compensation committee will also administer our stock option plans, equity incentive plan and employee stock purchase plan and determine the number of shares underlying, and terms of, options to be granted to our executive officers and other employees pursuant to these plans. Prior to the anticipated formation of the compensation committee upon the closing of this offering, our board of directors as a whole makes all decisions relating to compensation of our executive officers. We anticipate that Messrs. Hawk and Ray, as well as the additional director whom we expect will be appointed effective either prior to or promptly after the closing of this offering, will be members of the compensation committee as of the closing of this offering.

Director Compensation

   Directors who are also our employees will not receive additional compensation for serving as directors. Each person who has agreed to serve as a non-employee director as of the closing of this offering will be granted, as of the effectiveness of the registration statement to which this prospectus relates, an option to purchase approximately 35,320 shares of our common stock for that person's service from the closing of this offering until the first annual meeting of our stockholders following this offering. We will grant these options under our 2000 equity incentive plan and they will be exercisable at the initial public offering price. Fifty percent of these options will become exercisable 180 days after the closing of this offering, with the balance becoming exercisable three years after the closing of this offering. We expect that each non-employee director will be granted an annual option to purchase approximately 35,320 shares of common stock at each annual meeting of our stockholders at which the director is re-elected or remains a director. We will grant these options under our 2000 equity incentive plan and they will be exercisable at a price equal to the market value per share of our common stock at the date of grant. We will also reimburse each director for out-of-pocket expenses incurred in attending meetings of our board of directors or committees of the board of directors, in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

   No person who is expected to be appointed to the compensation committee as of the closing of this offering has served as an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has, or as of the closing of this offering will have, one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships among any of our directors, director nominees or executive officers.

Executive Compensation

   The following table contains information in summary form concerning the compensation paid to our Chief Executive Officer and each of our four other most highly compensated executive officers whose total salary, bonus and other compensation for services rendered in all capacities for the fiscal year ended December 31, 1999 exceeded $100,000. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by an executive officer named in the table which in the aggregate do not equal or exceed the lesser of $50,000 or 10% of the total salary and bonus reported for that officer.

                           Summary Compensation Table

                                 Annual               Long-Term and Other
                              Compensation               Compensation
                           -------------------- -------------------------------
                                                  Securities
                                                  Underlying       All Other
          Name             Salary($)   Bonus($) Options/SARs(#) Compensation($)
-------------------------  ---------   -------- --------------- ---------------
R. Donald Awalt..........   259,261    100,000        --            26,400(1)
 Chairman of the Board of
 Directors and Chief
 Executive Officer

William E. Ambrose.......   221,975(2)  67,625        --            16,400(3)
 Senior Vice President of
 Recruitment and
 Retention

Jay M. Basen.............   191,573     68,275        --            16,400(4)
 Chief Technology Officer

Stephen F. Kupres........    85,035     67,700        --            16,147(5)
 Chief Financial Officer,
 Senior Vice President of
 Finance and Assistant
 Treasurer

Steven N. Landsman.......   306,187(6)  62,575        --            16,400(7)
 Senior Vice President of
 Business Development

--------
(1) Includes $6,400 in contributions made by us under our profit-sharing plan and $20,000 in premiums paid by us with respect to life insurance for the benefit of Mr. Awalt.
(2) Includes profitability commission of $53,975.
(3) Includes $6,400 in contributions made by us under our profit-sharing plan and $10,000 in premiums paid by us with respect to life insurance for the benefit of Mr. Ambrose.
(4) Includes $6,400 in contributions made by us under our profit-sharing plan and $10,000 in premiums paid by us with respect to life insurance for the benefit of Mr. Basen.
(5) Includes $6,147 in contributions made by us under our profit-sharing plan and $10,000 in premiums paid by us with respect to life insurance for the benefit of Mr. Kupres.
(6) Includes sales commission of $146,508.
(7) Includes $6,400 in contributions made by us under our profit-sharing plan and $10,000 in premiums paid by us with respect to life insurance for the benefit of Mr. Landsman.

Option Grants in 1999

   No options were granted to any of the executive officers listed in the summary compensation table during 1999.

1999 Option Values

   The following table contains information regarding exercisable and unexercisable options held at December 31, 1999 by the executive officers listed in the summary compensation table. The value of unexercised, "in-the-money" options represents the difference between the exercise price of an option and the fair market value of our common stock as of December 31, 1999, which, solely for purposes of this calculation, we estimate to have been the assumed initial offering price of $13.00 per share, multiplied by the number of shares underlying those options. No options were exercised in 1999 by any of the executive officers listed in the summary compensation table.

                                 Number of Shares        Value of Unexercised
                              Underlying Unexercised         In-the-money
                                  Options/SARs at           Options/SARs at
                               December 31, 1999(#)      December 31, 1999($)
                             ------------------------- -------------------------
            Name             Exercisable/Unexercisable Exercisable/Unexercisable
---------------------------- ------------------------- -------------------------
R. Donald Awalt.............            0/ 12,719                  0/133,049
William E. Ambrose..........      104,285/951,296          893,734/8,176,656
Jay M. Basen................      104,285/951,296          893,734/8,176,656
Stephen F. Kupres...........      104,285/951,296          893,734/8,176,656
Steven N. Landsman..........      104,285/951,296          893,734/8,176,656

Employment Agreements

   We have entered into an employment agreement with Mr. Awalt to continue serving as our Chief Executive Officer. The agreement runs through October 1, 2003, with automatic one-year extensions absent notice to the contrary by either side at least two years in advance of the end of the term. Mr. Awalt or we could end the agreement earlier with 90 days' advance notice. The agreement continues his base salary of $300,000 per year and provides for bonus payments that could be up to 150% of his base salary (unless our compensation committee authorizes higher payments). It provides that we can terminate his employment for "cause" related to criminal activity or because of his gross negligence or acting with willful disregard for our best interests. It gives him "good reason" to resign if, among other things, (i) we materially breach his agreement, (ii) we assign him duties inconsistent with or substantially diminish his position or relocate him, (iii) we remove him from our Board of Directors (or he fails to be reelected to the Board), or (iv) he reaches age
60. If we terminate his employment without "cause" or he resigns for "good reason," he will receive severance of up to three years' salary and bonus and all of his outstanding options will become fully exercisable (for their normal exercise period), and we will also pay certain split dollar life insurance premiums (of up to $20,000 per year) and pay for his medical coverage under COBRA. The agreement also provides that we will indemnify Mr. Awalt, and it provides for dispute resolution using mediation and, if necessary, binding arbitration.

   We have also entered into employment agreements with each of Messrs. Ambrose, Basen, Kupres and Landsman, under which each officer has agreed to devote his full time and effort to our business. Under each of these agreements, either party may terminate the agreement at any time for any reason upon at least ten (10) days prior written notice to the other party. Mr. Ambrose is currently receiving an annual base salary of $180,000 per year, Mr. Basen is currently receiving an annual base salary of $210,000 per year, Mr. Kupres is currently receiving an annual base salary of $160,000 per year and Mr. Landsman is currently receiving an annual base salary of $190,000 per year. Mr. Landsman is also entitled to receive commission payments of up to $126,500 depending on the levels of revenue we achieve during 2000, and additional bonuses of up to $33,000 depending on our success in implementing specified strategic programs in 2000. Each of Messrs. Ambrose, Basen, Kupres and Landsman is also eligible to receive an annual bonus at the discretion of our board of directors, and each of Messrs. Ambrose, Basen, Kupres and Landsman is eligible to receive an incentive bonus of up to $5,000 per quarter based on achievement of particular quarterly objectives as set by us.

   Under the terms of each of the employment agreements mentioned above, each of these officers has agreed to preserve the confidentiality of all information relating to our business during and after the term of their employment. In addition, each of these officers has agreed to non-competition and non-solicitation provisions which remain in effect during the term of the employment agreement and for the two-year period following termination. Each of these officers has also agreed that all work product relating to our business and discovered or developed by the officer during the term of his employment with us belongs to us.


Our Current Stock Option Plans

   We adopted our first stock option plan in 1994 and adopted a second stock option plan in 1998 because of the importance we ascribe to incentivizing our employees and making it easy for them to become owners in our company. Under these plans, we have granted both incentive stock options and nonqualified stock options exercisable for a total of up to 8,258,098 shares as of August 15, 2000. Options with respect to 4,269,290 of these shares will be immediately exercisable upon the closing of this offering. We will not grant any more options under either of these plans after our initial public offering.

   Our board has administered these stock option plans and has granted the options under these plans. Under specified circumstances, we may repurchase shares of stock purchased under options granted under these plans but this repurchase right and our rights to buy these shares of stock before a third party does will both expire upon our initial public offering.

2000 Equity Incentive Plan

   Before the effectiveness of the registration statement to which this prospectus relates, we will adopt a new equity incentive plan to promote our long-term growth and profitability, improve stockholder value and attract, retain, and reward highly motivated and qualified employees and directors. The compensation committee of our board will administer the equity incentive plan unless the board specifies another committee of the board or chooses to act itself as administrator. The board may delegate option-granting authority to a single director, including a director who is also an executive officer.

   Under the equity incentive plan, we will be able to grant options for an amount equal to 30% of our outstanding common stock from time to time, plus shares ungranted or unused under our 1998 option plan. The options can either be "nonqualified" stock options or "incentive" stock options. We will be able to grant options to employees in the form of incentive stock options for up to 4,000,000 shares but may choose not to do so. Any options we grant that are not incentive stock options will be nonqualified stock options. We will also provide that participants can receive direct shares of stock to satisfy our obligations under deferred compensation arrangements or under the senior bonus plan described below. We expect to grant to certain of our directors, officers and employees, as of the effectiveness of the registration statement to which this prospectus relates, options to purchase a total of approximately 2,396,614 shares of common stock under our new equity incentive plan, exercisable at the initial public offering price. Fifty percent of these options will become exercisable 180 days after the closing of this offering, and the balance will become exercisable three years after the closing of this offering. Following this grant and as of immediately after the closing of this offering, we will be able to grant options for approximately 4,279,410 shares of common stock under our new equity incentive plan.

   We expect that all of our employees and directors will be potentially eligible to receive options under the equity incentive plan. We will provide that directors may receive discretionary grants. For tax reasons, the equity incentive plan will limit the number of shares covered by the options that an individual can receive in a calendar year to 1,000,000. The administrator will determine the prices, exercise schedules, expiration dates, and other material conditions under which optionees may exercise their options.

   Optionees may pay for the stock with cash or check or, in some circumstances, with previously owned shares or cashless exercises through a broker. We may also lend optionees the funds for the exercise on a recourse or nonrecourse basis.

   The plan provides rules under which the administrator may allocate or cash out options or require their assumption in certain changes of control.

   The equity incentive plan will limit the time during which an optionee can exercise an option to no more than ten years. In addition, an optionee who leaves service with us will generally have no more than 90 days to exercise an option, reduced to no days after employment in terminations for cause, and with additional rules applying to death and disability. The plan's administrator may, however, override the plan's rules, other than the ten year limit. We will not be able to grant additional options under the equity incentive plan after the tenth anniversary of our board's initial approval of the plan.

   We expect to have this plan approved by our shareholders before the effective date of this offering. We will be able to amend or terminate the plan, once adopted, without stockholder consent, except as the tax laws require otherwise.

Employee Stock Purchase Plan

   We will adopt an employee stock purchase plan before the effective date of this offering and reserve shares for issuance under that plan. Immediately following the closing of this offering, we expect to have reserved 400,000 shares of common stock for issuance under this plan. This number will automatically increase by 300,000 shares on December 31, 2001 and each following December 31 during the term of the plan. The employee stock purchase plan will provide our employees with an opportunity to become owners of our common stock through a convenient arrangement for purchasing shares of common stock with after-tax payroll withholdings.

   All of our employees will be eligible to participate in the employee stock purchase plan except (1) employees who have not satisfied whatever waiting period the compensation committee sets at the beginning of the payroll deduction period and (2) employees who hold more than 5% of our common stock. Our board can choose to exclude subsidiaries. Employees' benefits will vary depending upon their election as to level of participation. No non-employee directors will be eligible to participate in the employee stock purchase plan. As of June 30, 2000, there were approximately 251 employees who would be eligible to participate in the employee stock purchase plan if it had then been in effect, and if the compensation committee did not require any waiting period.

   The compensation committee will administer the employee stock purchase plan but may delegate this authority. The compensation committee will have the authority and discretion to specify the terms and conditions of stock purchases by employees under the employee stock purchase plan, within the limitations of the plan, and to otherwise interpret and construe the terms of the plan and any related agreements. Under the employee stock purchase plan, the compensation committee or our board can lengthen or shorten the payroll deduction periods, increase the purchase price for shares, or make other administrative adjustments.

   On the first day of each payroll deduction period, a participating employee will automatically receive purchase rights, effectively options, to purchase a number of shares of our common stock with money that is withheld from his or her paycheck. The number of shares available to the participating employee will be determined at the end of the payroll deduction period by dividing (1) the total amount of money withheld during the payroll deduction period by (2) the exercise price of the purchase rights, as described below. Purchase rights granted under the employee stock purchase plan to employees will be automatically exercised to purchase shares on the last day of the payroll deduction period, unless the participating employee has, at least thirty days earlier or by any other deadline the compensation committee sets, requested that his or her payroll contributions stop. The compensation committee will determine the treatment of fractional shares. Any cash accumulated in an employee's account for a period in which an employee elects not to participate will be distributed to the employee.

   The initial exercise price for options under the employee stock purchase plan is expected to be 85% of the lesser of the fair market value of the common stock as of the first day of the payroll deduction period and as of the last day of that period. The compensation committee may increase the exercise price before a payroll deduction period begins. No participant can purchase more than $25,000 worth of our common stock in all payroll deduction periods ending during the same calendar year. The employee stock purchase plan will start at some future undetermined date.

   If an employee's employment ends for any reason, including death, the employee stock purchase plan will provide that any cash accumulated in the employee's account will be distributed, and the employee will immediately cease to participate in the plan, unless the compensation committee specifies some other treatment.

   Our board may amend or terminate the employee stock purchase plan at any time and from time to time. Stockholder approval is required for any changes if this approval is required to preserve the plan's status as a plan under Section 423 of the Internal Revenue Code of 1986. Absent extension by the board with stockholder approval, no payroll deduction period will end after August 21, 2010.

Senior Bonus Plan

   We will adopt a senior bonus plan before the effectiveness of the registration statement to which this prospectus relates. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the compensation that we can deduct for payments to our chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. Bonuses granted under the senior bonus plan are intended to qualify as performance-based compensation that is excluded from each executive's deduction limit. We may choose to use the senior bonus plan, or we may pay bonuses under some other future plan to which the tax deduction limits will apply, as long as we do not use the other payments to make up bonuses a participant loses under the senior bonus plan.

   Unless our board selects another committee, the compensation committee will administer the senior bonus plan and select participants from our key employees, although we expect that most participants will be executive officers. When we refer to the "compensation committee" in discussing the senior bonus plan, we also mean any other committee that administers this plan. Only "outside directors" under the tax rules can determine the participants, set the performance goals and certify that we or the participants have met those goals. The compensation committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the effect of participant termination of employment and "change in control" transactions before paying an award, and generally interpret and administer the senior bonus plan. Neither we nor the board has designated any participants or established any performance goals under the proposed senior bonus plan.

   The compensation committee will select participants for any given time period based primarily on its judgment as to which executive officers are likely to be named in our proxy statement as the chief executive officer or one of our other four most highly compensated executive officers as of the end of the performance period and that the compensation committee reasonably expects to have compensation in excess of $1 million. None of our employees exceeded that limit in 1999, nor do we anticipate that any of our executives will exceed that limit this year.

   In setting performance goals, the compensation committee will specify the applicable performance criteria and targets it will use for the performance period, which may vary from participant to participant. The performance criteria and targets will measure one or more of the following company, subsidiary, operating unit or division financial performance measures, together with others we may specify before the closing of this offering:

  .  pre-tax or after-tax net income or earnings;

  .  earnings before interest expense, taxes, depreciation and amortization;

  .  operating income or gross revenue;

  .  profit or operating margin;

  .  earnings per share;

  .  stock price;

  .  cash flows;

  .  total stockholder return;

  . total stockholder return as compared to total return, on a comparable basis, of a publicly available index like the Standard & Poor's 500 Stock Index;

  .  return on equity, on capital or on investment;

  .  ratio of debt to stockholders' equity;

  .  customer growth;

  .  working capital;

  .  staff size; or

  . strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

   The compensation committee may set these goals on an absolute stand-alone basis, or on a relative basis in comparison to others, based on:

  .  internal targets;

  .  comparison with prior performance;

  . comparison to capital, shareholders' equity, shares outstanding, assets, or net assets; and/or

  .  comparison to the performance of other companies.

   For example, the compensation committee could express an income-based performance measure in a number of ways, including net earnings per share, or return on equity or with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, like a prior year's performance or peer group performance. The compensation committee can also ignore unusual or nonrecurring accounting effects. The senior bonus plan provides that achieving these goals must be substantially uncertain at the time the goals are established and are subject to the committee's right to reduce the amount of any award payable as a result of the performance as discussed below.

   The compensation committee may set a participant's target bonus, that is, the amount the participant will receive if the targets are met, as a dollar amount or in a formula, for example as a percentage share of a bonus pool, provided that, if the committee uses a pool approach, the total bonus opportunity for all participants who are part of the pool may not total more than 100% of the pool. The committee has the sole discretion to reduce, but not increase, the actual bonus awarded under the plan. The committee must determine the extent to which the performance goals are met and the participant becomes entitled to a bonus.

   The maximum bonus payable under the senior bonus plan to any one individual in any one calendar year is $3,000,000, although we have no plans or expectations at this time to pay bonuses of that size.

   Our board or the committee may at any time amend the senior bonus plan, and our board may terminate the plan. However, without a participant's written consent, no amendment or termination may materially adversely affect the annual bonus rights, if any, of any already designated participant for a given performance period after the participants and targets are set. Our board may make any amendments necessary to comply with applicable regulatory requirements, including the tax deduction limit for senior executives. If necessary to preserve the intended tax treatment, the board may submit future amendments of the senior bonus plan to our shareholders for approval.

Limitation of Liability and Indemnification Matters

   As of the closing of this offering, our certificate of incorporation will eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law, except for liability for any of the following:

  .  any breach of their duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  liability under Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   These provisions do not affect a director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. Our bylaws will also contain provisions as of the closing of this offering that require us to indemnify our directors and officers, as well as other persons who were serving at our request as a director, officer, employee, partner or agent of another entity, to the fullest extent authorized by the Delaware General Corporation Law, and permit us to indemnify other persons to the same extent. We are not obligated to indemnify any of these persons, however, with respect to any proceeding, claim or action which was initiated by the person and was not authorized by our board of directors. Our bylaws also permit us to obtain insurance on behalf of any of our directors, officers, employees or agents arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify that person under applicable law. As of the closing of this offering we will have obtained directors' and officers' liability insurance.

                           RELATED PARTY TRANSACTIONS

   On May 6, 1998, we paid $110,000 for R. Donald Awalt, our Chief Executive Officer and Chairman of the Board, to purchase a country club membership. Under the terms of an agreement dated December 22, 1998 by and between Mr. Awalt and us, Mr. Awalt transferred and assigned to us the membership and all rights to receive any funds upon termination of the membership, and agreed to use the membership only for RDA business purposes. The agreement also gives Mr. Awalt an option to purchase the membership from us for $110,000 at any time he ceases to be our Chief Executive Officer.

                             PRINCIPAL STOCKHOLDERS

   The following table contains information regarding the beneficial ownership of our common stock as of August 15, 2000, and as adjusted to reflect the sale of our common stock in this offering, by:

  . each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  .  each of our directors and director nominees;

  .  each executive officer listed in the summary compensation table; and

  . all of our directors, director nominees and executive officers as a group.

   We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after August 15, 2000, as disclosed in the "Shares Issuable Upon Exercise of Options and Included in Beneficial Ownership" column. We do not consider these shares outstanding in computing the percentage ownership of any other person, however. To our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below.

   The number of shares of common stock owned by Mr. Awalt includes 275,499 shares owned by Mr. Awalt's wife, Katherine J. Awalt, and 8,749,229 shares owned jointly by Mr. Awalt and his wife as tenants by the entirety. Mr. Awalt disclaims beneficial ownership of the 275,499 shares of common stock owned solely by his wife. With respect to the shares underlying options which are included in Mr. Awalt's beneficial ownership, all of the options relating to these shares will become exercisable upon the closing of this offering.

   With respect to the 534,150 shares underlying options which are included in the beneficial ownership of each of Messrs. Ambrose, Basen, Kupres and Landsman, for each officer, options with respect to 208,573 of these shares are currently exercisable, and options with respect to 325,577 of these shares will become exercisable upon the closing of this offering.

   The percentages set forth under the "Percentage Ownership" column below are based on 9,524,967 shares of common stock outstanding prior to this offering, and 13,524,967 shares of common stock outstanding immediately after this offering, assuming no exercise of the underwriters' over-allotment option.

   The address of each greater-than-5% stockholder is c/o RDA Corporation, 1966 Greenspring Drive, Suite 506, Timonium, Maryland 21093.

                                                                Shares Issuable
                            Number of Shares     Percentage      Upon Exercise
                            of Common Stock       Ownership     of Options and
                           Beneficially Owned -----------------    Included
                           Prior to and After Prior to  After    in Beneficial
           Name              this Offering    Offering Offering    Ownership
-------------------------- ------------------ -------- -------- ---------------
R. Donald Awalt...........      9,312,946       97.6%    68.8%        12,719
William E. Ambrose........        587,769        5.8      4.2        534,150
Jay M. Basen..............        600,952        6.0      4.3        534,150
William C. Hawk...........             --         --       --             --
Stephen F. Kupres.........        555,273        5.5      3.9        534,150
Steven N. Landsman........        565,934        5.6      4.0        534,150
Mel Ray...................             --         --       --             --
All executive officers,
 directors and director
 nominees as a group (8
 persons).................     11,622,874       99.6     74.1      2,149,319

                          DESCRIPTION OF CAPITAL STOCK

General

   The following summary description of our capital stock is based on the provisions of Delaware General Corporate Law and the certificate of incorporation and bylaws that we will adopt when this offering closes. We will file these organizational documents as exhibits to the registration statement of which this prospectus is a part and this description is qualified in its entirety by these documents and by applicable law.

   Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of August 15, 2000, we had 9,524,967 shares of our common stock outstanding, held by nine holders of record, and no shares of preferred stock outstanding. Following the closing of this offering, we will have outstanding 13,524,967 common stock and no shares of preferred stock. As of August 15, 2000, we also had 8,258,098 shares of common stock reserved for issuance upon exercise of outstanding options, and 2,618,534 shares of common stock reserved for issuance under our stock option plans. We anticipate that immediately following this offering we will have approximately 10,654,712 shares of common stock reserved for issuance upon exercise of outstanding options, and 4,679,410 shares of common stock reserved for issuance under our stock option plans, our new equity incentive plan and our new employee stock purchase plan.

Common Stock

   Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Our board of directors, without stockholder approval, may issue up to 10,000,000 shares of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, to the extent that those are not fixed in our certificate of incorporation. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board may authorize the issuance of preferred stock which ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation.

   Our issuance of preferred stock pursuant to our board's authority may adversely affect the rights of the holders of our common stock. These adverse effects may include the following:

  . if we have not paid dividends on our preferred stock, we may be restricted from paying dividends on our common stock;

  . if holders of preferred stock are entitled to preferred dividends or liquidation preferences, the amount of earnings and assets available for distribution to holders of common stock may be reduced;

  . to the extent holders of preferred stock are entitled to voting rights, the voting rights of holders of common stock will be diluted; and

  . the issuance of preferred stock could cause the market price of our common stock to fall.

   Our board's ability to authorize the issuance of undesignated preferred stock also enables it to render more difficult or discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. As a result, the issuance of shares of preferred stock may discourage bids for our common stock. We have no present intention to issue shares of preferred stock.

Delaware Anti-Takeover Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to the date at which the stockholder became an interested stockholder the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

  . the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in particular employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

  . the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of the stockholders, and not by written consent, held on or subsequent to the date of the business combination.

   Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. A "business combination " includes, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder. Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of RDA or reducing the price that investors might be willing to pay in the future for shares of our common stock.

Anti-Takeover Effects of Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws contain a number of provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. These provisions may be deemed to have a potential "anti-takeover" effect in that these provisions may delay, defer or prevent a change in control of us. These provisions include:

   Classified Board. Our certificate of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. Our certificate of incorporation further requires the approval of holders of at least 66 2/3% of the shares entitled to vote to alter, amend or repeal or adopt any provision inconsistent with the sections of our certificate of incorporation relating to the election, classification and removal of our board of directors, alteration, amendment or repeal of our bylaws, prohibition on stockholder action by written consent, limitation of director liability and the voting requirements for amendments to these sections of our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

   Removal and Replacement of Directors. Under our certificate of incorporation, our directors may only be removed for cause and by the affirmative vote holders of 66 2/3% of the outstanding voting stock. In addition, vacancies and newly-created directorships resulting from any increase in the size of our board must be filled by our board, even if the directors then on the board do not constitute a quorum or only one director is left in office. These provisions could prevent stockholders, including parties who want to take us over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

   Advance Notice Provisions for Stockholder Proposals and Stockholders Nominations of Directors. Our bylaws establish an advance notice procedure regarding stockholder proposals and nominations for director. The advance notice procedure does not apply to proposals by our board of directors or management. Any stockholder wishing to make a proposal, or nominate a director for election, at an annual meeting must deliver us notice of the proposal or the nomination not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting. The stockholder must put information in the notice regarding:

  .  the stockholder and its holdings;

  .  the background of any nominee for director;

  .  any business desired to be brought before the meeting;

  .  the reasons for conducting the business at the meeting; and

  .  any material interest of the stockholder in the business proposed.

   Special Meetings of Stockholders. Under our bylaws, only our Chief Executive Officer, President, Chairman of the Board or a majority of our board of directors may call special meetings of the stockholders. This provision may make it more difficult for stockholders to take actions opposed by our board of directors.
   Authorized but Unissued Shares. Without further stockholder approval, our board can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of common stock and preferred stock could have the effect of delaying, deferring or preventing a change of control of RDA or reducing the price that investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price for our common stock. Upon completion of this offering, 13,524,967 shares of our common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" of ours as that term is defined in Rule 144 under the Securities Act.

   The remaining 9,524,967 outstanding shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These shares have not been registered under the Securities Act and may not be sold unless registered under the Securities Act or unless they qualify for an exemption from registration, including the exemptions provided under Securities Act Rules 144 and 701. We summarize the provisions of Rules 144 and 701 below.

Lock-Up Agreements

   In connection with this offering, we, our directors, executive officers and stockholders and substantially all of our option holders have or will have agreed, with limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for a period of 180 days following the date of this prospectus, without the consent of First Union Securities, Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not become eligible for resale until these agreements expire or are waived by First Union Securities, Inc.

Rule 144

   In general, under Rule 144, beginning 90 days after the date of this prospectus, a stockholder or stockholders whose shares are aggregated, who has beneficially owned "restricted shares" for at least one year, including a person who may be deemed our "affiliate," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, or approximately 135,250 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. We cannot estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of our stockholders and other factors.

Rule 144(k)

   Under Rule 144(k), a person who is not currently an affiliate of ours and has not been an affiliate of ours at any time during the 90 days preceding the sale, and who has beneficially owned for at least two years the shares proposed to be sold, may sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Subject to the lock-up agreements, 31,040 "144(k) shares" may be sold upon completion of this offering.

Rule 701

   As of August 15, 2000, a total of 8,258,098 shares of common stock were issuable upon the exercise of outstanding options and immediately following the closing of this offering, we expect that approximately 10,654,712 shares of common stock will be issuable upon the exercise of outstanding options. Options with respect to 4,269,290 shares of common stock will be immediately exercisable upon the closing of this offering. A significant number of the shares underlying options will be eligible for sale in reliance on Rule 701 under the Securities Act beginning 90 days after the closing of this offering, subject to the lock-up agreements. In general, Rule 701 as currently in effect permits resales of shares issued under the terms of particular compensatory benefit plans and contracts beginning 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934 in reliance on Rule 144, but without having to comply with the public information, holding period, volume limitation and notice provisions in Rule 144.

Registration Statements on Form S-8

   Following this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register up to 15,334,122 shares of our common stock:

  . issuable upon exercise of outstanding options granted pursuant to our stock option plans and our equity incentive plan;

  . reserved for future option grants pursuant to individual option agreements or our equity incentive plan; and

  . that we intend to offer for sale to our employees pursuant to our employee stock purchase plan.

   We expect these registration statements to become effective upon their filing with the Securities and Exchange Commission. Shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to vesting provisions and, in the case of our affiliates, to the restrictions of Rule 144 other than the holding period requirement. These shares will also be subject to expiration of the lock-up agreements with the underwriters.

                                  UNDERWRITING

   The underwriters named below, acting through their representatives, First Union Securities, Inc., Robert W. Baird & Co. Incorporated and ING Barings LLC, have severally agreed with us to purchase the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of these shares, if any are purchased.

                                                                       Number of
                                 Underwriter                            Shares
       --------------------------------------------------------------- ---------
       First Union Securities, Inc. ..................................
       Robert W. Baird & Co. Incorporated.............................
       ING Barings LLC ...............................................
                                                                       ---------
         Total........................................................ 4,000,000
                                                                       =========

   The underwriters' representatives have advised us that they propose to offer the shares of common stock to the public at the offering price given on the cover page of this prospectus and to some dealers at that price less a
concession of not more than $   per share, of which $   may be reallowed to
other dealers. After completion of this offering, the public offering price and concession and reallowance to dealers may be reduced by the representatives.

   We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 shares of common stock at the initial public offering price solely to cover over-allotments, if any. To the extent that the underwriters exercise the over-allotment option, each of them will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered by this prospectus. If purchased, the underwriters will sell those additional shares on the same terms as those on which the 4,000,000 shares are being sold.

   We estimate that we will pay total offering costs, excluding underwriting
discounts and commissions, of approximately $   . The following table
summarizes the discount to be paid by us to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                        Per     No      Full
                                                       Share Exercise Exercise
                                                       ----- -------- --------
   Underwriting discounts............................. $       $        $

   The underwriting agreement contains covenants of indemnity among the underwriters and us against some civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

   Each of our executive officers, directors and stockholders and substantially all of our option holders have or will have agreed with the underwriters' representatives not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for a period of 180 days following the date of this prospectus, without the prior written consent of First Union Securities, Inc. First Union Securities, Inc. in its sole discretion, at any time or from time to time, without notice, may release all or any portion of the securities subject to the lock-up agreements. As of August 15, 2000, approximately 17,783,065 of these shares will be eligible for immediate public sale following expiration of the lock-up period, subject to any applicable vesting provisions and to the provisions of Rule 144, including the volume restrictions. See "Shares Eligible For Future Sale."

   The underwriters' representatives have advised us that, under the rules promulgated by the Securities and Exchange Commission, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is repurchased by the representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if begun, may be discontinued at any time.

   At our request, the underwriters reserved approximately     shares of our
common stock for sale, at the initial public offering price through a directed share program, to our directors, officers and employees and to other persons designated by us. There can be no assurance that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered in this offering.

   The underwriters have informed us that they do not expect to make sales to any accounts over which they exercise discretionary authority.

Pricing of Common Stock

   Before this offering, no public market for our securities has existed. The initial public offering price of the common stock has been determined by negotiation among us and the underwriters' representatives. In determining the initial public offering price, we considered a number of factors in addition to prevailing market conditions, including:

  .  the results of our operations in recent periods;

  . market valuations of publicly traded companies that we and the representatives believe to be comparable to us;

  .  estimates of our business potential;

  .  the present state of our development;

  .  the current state of the industry and the economy as a whole; and

  .  trends in our operations and in our industry.

                                 LEGAL MATTERS

   Wilmer, Cutler & Pickering, Baltimore, Maryland, will pass upon the validity of this offering of common stock for RDA. Hogan & Hartson L.L.P., Washington, D.C., has represented the underwriters in this offering.

                                    EXPERTS

   The financial statements and schedule of RDA Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-1 we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us, our common stock and this offering, including the full texts of the exhibits, please refer to the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents. The registration statement and all of its exhibits and schedules are available for inspection and copying at the following public reference rooms of the Securities and Exchange Commission:

450 Fifth Street, N.W.       Seven World Trade Center     Citicorp Center
Judiciary Plaza              Suite 1300                   500 West Madison
Room 1024                    New York, NY 10048           Street
Washington, D.C. 20549                                    Suite 1400

                                                          Chicago, IL 60661
   You may obtain information on the operation of the Securities and Exchange Commission public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1 (800) SEC-0330. The registration statement is also available from the Securities and Exchange Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants.

                                RDA CORPORATION

                       Index to Financial Statements

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2

Financial Statements:

  Balance Sheets........................................................... F-3

  Statements of Operations................................................. F-4

  Statements of Stockholders' Equity and Comprehensive Income.............. F-5

  Statements of Cash Flows................................................. F-7

  Notes to Financial Statements............................................ F-8

                          INDEPENDENT AUDITORS' REPORT

   When the stock split referred to in note 9(a) of the Notes to Financial Statements of RDA Corporation has been consummated, we will be in a position to render the following report.

                                          KPMG LLP

The Board of Directors
RDA Corporation:

   We have audited the accompanying balance sheets of RDA Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RDA Corporation as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

Baltimore, Maryland

March 3, 2000, except as to

note 9(a) which is as of September   , 2000

                                RDA CORPORATION

                                 Balance Sheets

         December 31, 1999 and 1998 and June 30, 2000 (unaudited)
                 (Dollars in thousands, except per share data)

                                                     June 30,
                                                       2000      1999    1998
                                                    ----------- ------  ------
                                                    (unaudited)
                      Assets
Current assets:
  Cash and cash equivalents........................   $ 3,634    2,486     682
  Investments (note 2).............................     4,246    4,261   3,164
  Accounts receivable, net of allowance for
   uncollectible accounts of $929 and $847 at June
   30, 2000 and December 31, 1999 (note 1(j))......     6,661    5,118   4,621
  Income taxes receivable..........................        --       20     196
  Prepaid expenses and other current assets........       885      503     451
  Deferred income taxes (note 8)...................       284       --      --
                                                      -------   ------  ------
    Total current assets...........................    15,710   12,388   9,114
Property and equipment, net (note 3)...............     1,665    1,335   1,245
Other assets.......................................       731      669     626
Deferred income taxes (note 8).....................        71       43      19
                                                      -------   ------  ------
                                                      $18,177   14,435  11,004
                                                      =======   ======  ======
       Liabilities and Stockholders' Equity
Current liabilities:
  Note payable--bank (note 5)......................   $    --       --     193
  Trade accounts payable...........................       248       38     269
  Deferred revenue.................................       143      629     501
  Accrued expenses (note 4)........................     3,073    2,048   1,413
  Income taxes payable.............................       154       --      --
  Deferred income taxes (note 8)...................        --       71     134
                                                      -------   ------  ------
    Total current liabilities......................     3,618    2,786   2,510
                                                      -------   ------  ------
Commitments (note 7 and 12)
Stockholders' equity (note 9):
  Common stock $.001 par value, 15,500,000
   shares authorized; 9,524,967 shares issued
   and outstanding.................................        10       10      10
  Additional paid-in capital.......................     1,680    1,680   1,680
  Deferred stock compensation......................    (1,261)  (1,345) (1,512)
  Retained earnings................................    13,906   10,660   7,946
  Accumulated other comprehensive income...........       224      644     370
                                                      -------   ------  ------
    Total stockholders' equity.....................    14,559   11,649   8,494
                                                      -------   ------  ------
                                                      $18,177   14,435  11,004
                                                      =======   ======  ======

                See accompanying notes to financial statements.

                                RDA CORPORATION

                            Statements of Operations

                Years ended December 31, 1999, 1998 and 1997 and

            Six Months ended June 30, 2000 and 1999 (unaudited)
                 (Dollars in thousands, except per share data)

                                    Six months ended
                                        June 30,
                                 -----------------------
                                    2000        1999      1999    1998    1997
                                 ----------- ----------- ------  ------  ------
                                 (unaudited) (unaudited)
Revenue........................    $23,123     14,176    30,412  22,042  15,708
Cost of services...............     11,044      7,305    15,647  11,232   7,875
Operating expenses:
  General and administrative
   (excluding non-cash stock
   compensation) ..............      5,929      4,164     9,418   6,973   3,863
  Selling and marketing........      1,364        589     1,282   1,385   1,205
  Non-cash stock compensation..         84         84       167     153      --
                                   -------     ------    ------  ------  ------
    Income from operations.....      4,702      2,034     3,898   2,299   2,765
                                   -------     ------    ------  ------  ------
Other income (expense):
  Interest and dividend
   income......................        120         55       114     118     126
  Net realized gains on sales
   of securities,
   net (note 2)................        599        341       505      93     145
  Interest expense (note 5)....         (7)        (8)      (11)    (21)     (3)
                                   -------     ------    ------  ------  ------
                                       712        388       608     190     268
                                   -------     ------    ------  ------  ------
    Income before income
     taxes.....................      5,414      2,422     4,506   2,489   3,033
Income tax provision (note 8)..      2,168        949     1,792     951   1,193
                                   -------     ------    ------  ------  ------
    Net income.................    $ 3,246      1,473     2,714   1,538   1,840
                                   =======     ======    ======  ======  ======
Basic net income per common
 share.........................    $  0.34       0.15    $ 0.28  $ 0.16  $ 0.19
Diluted net income per common
 share.........................       0.25       0.11      0.21    0.12    0.19
                                   =======     ======    ======  ======  ======
Basic common shares
 outstanding...................      9,525      9,525     9,525   9,525   9,529
Diluted common shares
 outstanding...................     12,992     12,980    12,983  12,754   9,529



                See accompanying notes to financial statements.

                                RDA CORPORATION

          Statements of Stockholders' Equity and Comprehensive Income

                Years ended December 31, 1999, 1998 and 1997 and

            Six Months ended June 30, 2000 and 1999 (unaudited)
                             (Dollars in thousands)

                                                                   Accumulated                 Total
                                 Additional   Deferred                other                    stock-
                          Common  paid-in      stock     Retained comprehensive Comprehensive holders'
                          stock   capital   compensation earnings    income        income      equity
                          ------ ---------- ------------ -------- ------------- ------------- --------
Balance, December 31,
 1996 (note 9)..........   $ 11       15           --      4,568        21                      4,615
Purchase of 6,040 shares
 of common stock........     (1)      --           --         --        --             --          (1)
Net income..............     --       --           --      1,840        --          1,840       1,840
Net unrealized gain in
 investment securities,
 net of income taxes of
 $20 and
 reclassification
 adjustment-- other
 comprehensive income...     --       --           --         --        31             31          31
                                                                                    -----
Comprehensive income....     --       --           --         --        --          1,871          --
                           ----    -----       ------     ------       ---          =====      ------
Balance, December 31,
 1997...................     10       15           --      6,408        52                      6,485
Net income..............     --       --           --      1,538        --          1,538       1,538
Issuance of compensatory
 stock options..........     --    1,665       (1,665)        --        --             --          --
Deferred stock
 compensation...........     --       --          153         --        --             --         153
Net unrealized gain in
 investment securities,
 net of income taxes of
 $200 and
 reclassification
 adjustment-- other
 comprehensive income...     --       --           --         --       318            318         318
                                                                                    -----
Comprehensive income....     --       --           --         --        --          1,856          --
                           ----    -----       ------     ------       ---          =====      ------
Balance, December 31,
 1998...................     10    1,680       (1,512)     7,946       370                      8,494
Net income..............     --       --           --      2,714        --          2,714       2,714
Deferred stock
 compensation...........     --       --          167         --        --             --         167
Net unrealized gain in
 investment securities,
 net of income taxes of
 $175 and
 reclassification
 adjustment-- other
 comprehensive income...     --       --           --         --       274            274         274
                                                                                    -----
Comprehensive income....     --       --           --         --        --          2,988          --
                           ----    -----       ------     ------       ---          =====      ------
Balance, December 31,
 1999...................   $ 10    1,680       (1,345)    10,660       644                     11,649
                           ====    =====       ======     ======       ===                     ======

   (Continued)

                                RDA CORPORATION

          Statements of Stockholders' Equity and Comprehensive Income

                Years ended December 31, 1999, 1998 and 1997 and

            Six Months ended June 30, 2000 and 1999 (unaudited)
                             (Dollars in thousands)

                                                                   Accumulated                 Total
                                 Additional   Deferred                other                    stock-
                          Common  paid-in      stock     Retained comprehensive Comprehensive holders'
                          stock   capital   compensation earnings    income        income      equity
                          ------ ---------- ------------ -------- ------------- ------------- --------
Balance, January 1,
 2000...................   $ 10    1,680       (1,345)    10,660       644                     11,649
Net income (unaudited)..     --       --           --      3,246        --          3,246       3,246
Deferred stock
 compensation
 (unaudited)............     --       --           84         --        --             --          84
Net unrealized loss in
 investment securities,
 net of income tax
 benefit of $188 and
 reclassification
 adjustment-- other
 comprehensive income
 (unaudited)............     --       --           --         --      (420)          (420)       (420)
                                                                                    -----
Comprehensive income
 (unaudited)............     --       --           --         --        --          2,826          --
                           ----    -----       ------     ------      ----          =====      ------
Balance, June 30, 2000
 (unaudited)............   $ 10    1,680       (1,261)    13,906       224                     14,559
                           ====    =====       ======     ======      ====                     ======
Balance, January 1,
 1999...................   $ 10    1,680       (1,512)     7,946       370                      8,494
Net income (unaudited)..     --       --           --      1,473        --          1,473       1,473
Deferred stock
 compensation
 (unaudited)............     --       --           84         --        --             --          84
Net unrealized gains in
 investment securities,
 net of income tax
 benefit of $2 and
 reclassification
 adjustment -- other
 comprehensive income
 (unaudited)............     --       --           --         --        (3)            (3)         (3)
                                                                                    -----
Comprehensive income
 (unaudited)............     --       --           --         --        --          1,470          --
                           ----    -----       ------     ------      ----          =====      ------
Balance, June 30, 1999
 (unaudited)............   $ 10    1,680       (1,428)     9,419       367                     10,048
                           ====    =====       ======     ======      ====                     ======


                See accompanying notes to financial statements.

                                RDA CORPORATION
                            Statements of Cash Flows

                Years ended December 31, 1999, 1998 and 1997 and

            Six Months ended June 30, 2000 and 1999 (unaudited)
                             (Dollars in thousands)

                                     Six months ended
                                         June 30,
                                  -----------------------
                                     2000        1999     1999    1998    1997
                                  ----------- ----------- -----  ------  ------
                                  (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net income.....................    $ 3,246       1,473   2,714   1,538   1,840
 Adjustments to reconcile net
  income to net cash provided by
  (used in) operating
  activities:
  Depreciation and
   amortization.................        278         260     512     410     298
  Non-cash stock compensation...         84          84     167     153      --
  Gain on sale of securities....       (599)       (341)   (505)    (93)   (145)
  Deferred income taxes.........       (195)        (62)   (262)    (73)     (8)
  Changes in current assets and
   liabilities:
   (Increase) decrease in:
    Accounts receivable.........     (1,543)     (1,791)   (497)   (614) (2,231)
    Prepaid expenses and other
     current assets.............       (382)         55     (52)   (334)    (53)
    Income taxes
     receivable/payable.........        174         168     176    (144)   (282)
   Increase (decrease) in:
    Accounts payable............        210        (247)   (231)     85     115
    Deferred revenue............       (486)        (18)    128     406      12
    Accrued expenses............      1,025         326     635     360     286
                                    -------     -------   -----  ------  ------
   Net cash provided by (used
    in) operating activities....      1,812         (93)  2,785   1,694    (168)
                                    -------     -------   -----  ------  ------
Cash flow from investing
 activities:
 Purchase of property and
  equipment.....................       (608)       (284)   (602) (1,009)   (401)
 Purchase of investments........     (1,523)       (474)   (855) (1,198) (1,902)
 Proceeds from sale of
  investments...................      1,529         741     712     879   1,191
 Increase in other assets.......        (62)        (50)    (43)   (223)    (80)
                                    -------     -------   -----  ------  ------
   Net cash used in investing
    activities..................       (664)        (67)   (788) (1,551) (1,192)
                                    -------     -------   -----  ------  ------
Cash flows from financing
 activities:
 Proceeds from (repayments of)
  note payable--bank............         --        (193)   (193)   (179)    372
 Repurchase of common stock.....         --          --      --      --      (1)
                                    -------     -------   -----  ------  ------
   Net cash provided by (used
    in) financing activities....         --        (193)   (193)   (179)    371
                                    -------     -------   -----  ------  ------
   Net increase (decrease) in
    cash and cash equivalents...      1,148        (353)  1,804     (36)   (989)
Cash and cash equivalents at
 beginning of period............      2,486         682     682     718   1,707
                                    -------     -------   -----  ------  ------
Cash and cash equivalents at end
 of period......................    $ 3,634         329   2,486     682     718
                                    =======     =======   =====  ======  ======
Supplemental cash flow
 information:
 Interest paid..................    $     7           8      11      21       3
 Income taxes paid..............      1,992         741   1,861   1,120   1,483
                                    =======     =======   =====  ======  ======

                See accompanying notes to financial statements.

                                RDA CORPORATION
                         Notes to Financial Statements
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

(1) Summary of Significant Accounting Policies

   RDA Corporation (the Company) is a provider of complex information technology solutions to sub Fortune 1000 companies. The Company's information technology solutions include internet-based custom software and business to business solutions. The Company, a Delaware corporation, was founded in 1988 and operates in one business segment in five metropolitan areas in the United States.

   In May 2000, the Company changed its name from RDA Consultants Limited to RDA Corporation.

 (a) Revenue Recognition

   Revenue from consulting services is recognized based on the nature of the contract. Revenue from fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts is recognized as time is incurred. Net revenue excludes reimbursable expenses charged to clients.

   The Company periodically evaluates cost and revenue assumptions in fixed-price contracts. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Most time-and-materials contracts are cancelable by either the Company or the customer upon 30 days notice, with payment due for services completed through the date of termination.

   Deferred revenue is recorded on contracts to reflect billings in excess of revenue recognized. Unbilled services on contracts are comprised of costs plus earnings in excess of contractual billings on such contracts and unbilled amounts earned on time-and-materials contracts. Unbilled accounts receivable were approximately $758,000, $1,546,000 and $164,000 at June 30, 2000, December
31, 1999 and 1998, respectively.

 (b) Unaudited Interim Financial Statements

   The unaudited balance sheet as of June 30, 2000, the unaudited statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the six months ended June 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of results that may be expected for the year.

 (c) Cash Equivalents

   Highly liquid investments having original maturities of 90 days or less at the date of acquisition are classified as cash equivalents. The carrying values of cash equivalents approximate fair value.

 (d) Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

improvements are amortized on a straight-line method over the shorter of the improvements' estimated useful lives or related remaining lease terms. Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

 (e) Investments

   Investment securities at June 30, 2000 and December 31, 1999 and 1998 consist of mutual funds investing in U.S. government and government-backed securities or equity securities and common stocks. The Company classifies its mutual fund investments and equity securities as available-for-sale.

   Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related income taxes, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on an average cost basis.

   A decline in the market value of any available-for-sale security to below cost that is deemed to be other than temporary is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

 (f) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Research and Development

   Research and development costs are expensed as incurred and are included in general and administrative expenses in the accompanying statements of operations.

 (h) Stock Option Plan

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock-based compensation plans. As such, compensation expense would be recorded only if the current fair value of the underlying stock exceeded the exercise price on the date of grant. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)


 (i) Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short-term nature of these instruments. The fair value of investments is estimated based on quoted market prices for these or similar investments.

 (j) Concentration of Credit Risk

   For the six months ended June 30, 2000, two customers individually represented 27.1% and 20.4% of the Company's revenue. For the six months ended June 30, 1999, two customers individually represented 33.4% and 11.0% of the Company's revenue. For the year ended December 31, 1999, two customers individually represented 32.3% and 10.1% of the Company's revenue. For the year ended December 31, 1998, one customer individually represented 38.4% of the Company's revenue. For the year ended December 31, 1997, two customers individually represented 33.0% and 11.4% of the Company's revenues.

   At June 30, 2000, two customers individually represented 24.6% and 20.5% of the Company's accounts receivable. At December 31, 1999, one customer individually represented 34.4% of the Company's accounts receivable. At December 31, 1998, one customer individually represented 44.4% of the Company's accounts receivable.

   The Company performs initial credit evaluations of its new customers and generally does not require collateral from its customers. The Company maintains an allowance for potential losses when identified. In the year ended December 31, 1999, the Company specifically provided an allowance of approximately $713,000 representing the outstanding receivable balance due from a significant customer which declared bankruptcy in February 2000.

 (k) Net Income Per Share

   Basic net income per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive (see note 10).

 (l) Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)


(2) Investments

   The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale securities by underlying major security type at June 30, 2000 and December 31, 1999 and 1998, were as follows (in thousands):

                                                    Gross      Gross
                                                  unrealized unrealized
                                        Amortized  holding    holding   Fair
                                          cost      gains      losses   value
                                        --------- ---------- ---------- -----
   At June 30, 2000
   ----------------
     Common stocks and mutual funds
      holding primarily equity
      securities.......................  $2,528       464        --     2,992
     Mutual funds holding U.S.
      government and government-backed
      securities.......................   1,350        --        96     1,254
                                         ------     -----       ---     -----
                                         $3,878       464        96     4,246
                                         ======     =====       ===     =====
   At December 31, 1999
   --------------------
     Common stocks and mutual funds
      holding primarily equity
      securities.......................  $1,903     1,147        --     3,050
     Mutual funds holding U.S.
      government and government-backed
      securities.......................   1,315        --       104     1,211
                                         ------     -----       ---     -----
                                         $3,218     1,147       104     4,261
                                         ======     =====       ===     =====
   At December 31, 1998
   --------------------
     Common stocks and mutual funds
      holding primarily equity
      securities.......................  $1,590       579        --     2,169
     Mutual funds holding U.S.
      government and government-backed
      securities.......................     972        23        --       995
                                         ------     -----       ---     -----
                                         $2,562       602        --     3,164
                                         ======     =====       ===     =====

   Proceeds from the sale of investment securities available for sale were approximately $1,529,000 for the six months ended June 30, 2000 and $712,000, $879,000 and $1,191,000 in 1999, 1998 and 1997, respectively, and related realized gains included in income in the six months ended June 30, 2000 and in 1999, 1998 and 1997 were $599,000, $505,000, $93,000 and $145,000, respectively.

(3) Property and Equipment

   Property and equipment at December 31, 1999 and 1998 consists of the following (in thousands):

                                                                     1999  1998
                                                                    ------ -----
   Computer hardware............................................... $1,448 1,056
   Computer software...............................................    197   125
   Furniture and fixtures..........................................    408   378
   Office equipment................................................    288   249
   Leasehold improvements..........................................    164    95
                                                                    ------ -----
                                                                     2,505 1,903
   Less accumulated depreciation and amortization..................  1,170   658
                                                                    ------ -----
     Net property and equipment.................................... $1,335 1,245
                                                                    ====== =====

                                RDA CORPORATION
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                          December 31, 1999 and 1998

         (Information as to June 30, 2000 and 1999 is unaudited)

(4) Accrued Expenses

   Accrued expenses at June 30, 2000, December 31, 1999 and 1998 consists of the following (in thousands):

                                                                     December 31
                                                             June 30 -----------
                                                              2000   1999  1998
                                                             ------- ----- -----
Accrued payroll............................................. $1,088    735   622
Accrued vacation............................................    818    494   333
Accrued retirement contribution.............................    357    488   336
Other.......................................................    810    331   122
                                                             ------  ----- -----
                                                             $3,073  2,048 1,413
                                                             ======  ===== =====

(5) Note Payable--Bank

   At December 31, 1999, the Company had a $2.0 million revolving line of credit with a bank. Interest is payable monthly at a rate equal to, at the Company's election, either (a) the greater of the bank's prime rate and the average rate for ninety-day commercial paper, or (b) the one month London Interbank Offered Rate plus 2.5% (8.32% at December 31, 1999). The line of credit is subject to renewal each September and amounts borrowed under the line of credit are payable on demand. No borrowings were outstanding under the line of credit as of December 31, 1999 and $193,000 of borrowings were outstanding at December 31, 1998. There are no commitment fees under this line of credit.

   Interest expense was approximately $11,000, $21,000, and $3,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(6) Retirement Plan

   The Company's defined contribution retirement plan covers substantially all employees and qualifies under Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to fifteen percent of their compensation subject to applicable limits. Participants are fully vested in their contributions to the plan.

   The Company, at its discretion, is permitted to make profit sharing contributions and employer matching contributions up to six percent of employee compensation.

   After becoming eligible for the Plan, employer-matching contributions are vested as follows:

   Years of                                                              Percent
    service                                                              vested
   --------                                                              -------
    2...................................................................    20%
    3...................................................................    40%
    4...................................................................    60%
    5...................................................................    80%
    6...................................................................   100%

   Company contributions to the Plan for the years ended December 31, 1999, 1998 and 1997 were approximately $493,000, $341,000 and $356,000 respectively.

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

(7) Lease Commitments

   The Company rents office facilities under operating leases, the last of which expires in August 2003. These leases require the Company to pay a pro-rata share of increases in real estate taxes and other building expenses in excess of the base year's expenses.

   Future minimum lease payments as of December 31, 1999 are as follows (in thousands):

   2000.................................................................. $  390
   2001..................................................................    277
   2002..................................................................    244
   2003..................................................................    129
                                                                          ------
                                                                          $1,040
                                                                          ======

   Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $557,000, $341,000 and $215,000, respectively.

(8) Income Taxes

   The provision for income taxes is as follows (in thousands):

                                                            1999   1998   1997
                                                           ------  -----  -----
   Current taxes:
     Federal.............................................. $1,665    843    988
     State................................................    389    181    213
                                                           ------  -----  -----
       Total current income tax provision.................  2,054  1,024  1,201
                                                           ------  -----  -----
   Deferred taxes:
     Federal..............................................   (218)   (61)    (6)
     State................................................    (44)   (12)    (2)
                                                           ------  -----  -----
       Total deferred income tax benefit..................   (262)   (73)    (8)
                                                           ------  -----  -----
       Total provision for income taxes................... $1,792    951  1,193
                                                           ======  =====  =====

   The reconciliation of the Company's income tax provision to the federal statutory tax rate is as follows (in thousands):

                                                           1999   1998  1997
                                                          ------  ----  -----
   Income tax provision at federal statutory tax rate of
    35%.................................................  $1,577  871   1,062
   State income taxes, net..............................     226  126     145
   Benefit of graduated rates...........................     (49)  (9)    (11)
   Nondeductible items and other........................      38  (37)     (3)
                                                          ------  ---   -----
     Income tax provision...............................  $1,792  951   1,193
                                                          ======  ===   =====

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

   Deferred tax assets (liabilities) were comprised of the following (in thousands):

                                                                     1999  1998
                                                                     ----  ----
   Assets:
     Vacation accrual............................................... $196   129
     Bad debt expense...............................................  139    --
     Other accrued expenses.........................................    4     3
     Stock compensation.............................................   62    30
                                                                     ----  ----
       Total gross deferred tax assets..............................  401   162
                                                                     ----  ----
   Liabilities:
     Depreciation...................................................  (19)  (11)
     Unbilled service revenue.......................................   --   (30)
     Prepaid expenses and other.....................................   (3)   (4)
     Unrealized appreciation on available for sale securities....... (407) (232)
                                                                     ----  ----
       Total gross deferred tax liabilities......................... (429) (277)
                                                                     ----  ----
       Net deferred tax liability................................... $(28) (115)
                                                                     ====  ====

   The amount of deferred tax benefit of $262,000 and $73,000 at December 31, 1999 and 1998, respectively, differs from the change in deferred tax liabilities of $87,000 and $(127,000) by $175,000 and $200,000, respectively, due to the taxes recorded in other comprehensive income (note 11).

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(9) Stockholders' Equity

 (a) Proposed Capital Amendment

   On June 2, 2000, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. In connection with the planned initial public offering, the Company intends to effect a 2.3547-for-1 stock split of its common stock. All references to common shares in the accompanying financial statements and notes thereto reflect the Company's anticipated stock split, retroactively applied to all periods presented.

 (b) Capital Amendment

   In January 1998, the Company established a par value for its common stock of $.001 per share, and issued the additional shares necessary to effect a 7,750-for-1 stock split. All references to common stock and stock options in these financial statements have been adjusted to reflect the 7,750-for-1 stock split preceeding the proposed stock split discussion in note 9(a).

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

 (c) Stock Options

   In 1994, the Company adopted a stock option plan (the "1994 Plan") pursuant to which the Company's Board of Directors granted stock options to officers and key employees. No additional options will be granted under the 1994 plan. Stock options issued under the 1994 plan were granted with an exercise price equal to fair value of the common stock at the date of the grant. The options may not be exercised prior to an initial public offering of the stock of the Corporation or later than ten years after the initial public offering. Options will be forfeited if the employee is terminated within five years of the date of the grant or terminated for violating the terms of his employment. During the years ended December 31, 1999, 1998 and 1997, no options were exercised under the 1994 plan.

   In January 1998, the Company adopted a second stock option plan (the "1998 Plan") pursuant to which the Company's Board of Directors may grant stock options to employees and executive management. The 1998 Plan authorized grants of options to purchase up to 10,596,150 shares of authorized but unissued common stock. The 1998 Plan contains an employee component and an executive management component. The components have the same terms except for the vesting periods, as follows:

     Employee--Fifty percent of the options granted under the Plan will vest on the date the Company completes a public offering, if prior to December 5, 2007, with the remaining fifty percent to vest three years later, if that vesting date would be prior to December 5, 2007.

     Executive management--Options vest 10% per year from the date of grant; provided, however, that executive management immediately vests in 50% of its outstanding options upon completion of a public offering. Any remaining unvested options shall vest three years from the date the Company completes a public offering, if that vesting date would be prior to February 5, 2008.

   All options expire on February 5, 2008, regardless of whether they have vested. The options are subject to termination 90 days, after the date of termination of the employee for any reason other than death or disability, unless the termination is for cause in which case the options terminate immediately. No options have been exercised on the 1998 Plan.

   At December 31, 1999, there were 3,325,173 options available for grant under the 1998 Plan. In February 2000, employees received 859,223 options at an exercise price of $2.77.

   In January 1998, the Company issued options to purchase 4,171,455 shares to certain members of its executive management at an exercise price of $1.88 per share, which was considered to be below fair value at the time of the grants. In 1999 and 1998, the Company recorded $167,000 and $153,000, respectively, to recognize stock compensation expense over the period in which the employees are providing the related services.

   Non-cash stock compensation expense consists of the amortization of deferred stock compensation related to the vesting of options issued with an exercise price considered to be below fair value at the time of the grants. All of the options under the above Plans that have not yet vested, will either vest upon or vest three years after the completion of our initial public offering. Accordingly, upon completion of this offering, the Company expects to recognize non-cash stock compensation expense of $24.2 million based on an assumed offering price of $13.00 per share and the number of options outstanding as of August 15, 2000 and will recognize an additional $7.1 million of non-cash stock compensation expense annually over the three-year period following this offering.

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

   The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, compensation cost has been recognized for its stock options in the financial statements only when the exercise price of the option granted is less than the fair market value of the Company's common stock on the measurement date. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SAFS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                               1999  1998  1997
                                                              ------ ----- -----
   Net income:
     As reported............................................. $2,714 1,538 1,840
     Pro forma...............................................  2,433 1,323 1,840
                                                              ====== ===== =====

   The per share weighted-average fair value of stock options granted during 1998 under the 1998 Plan was $0.92 on the date of the grant using the Black-Scholes options-pricing model (excluding a volatility assumption) with the following weighted-average assumptions:

                                                                     1999  1998
                                                                     ----  ----
   Expected dividend yield..........................................   --    --
   Risk free interest rate.......................................... 6.55% 4.70%
   Expected life....................................................    7     7
                                                                     ====  ====

   Stock option activity during the periods indicated is as follows:

                                 Number of Number of               Weighted-
                                 options-- options--                average
                                 1994 plan 1998 plan    Total    exercise price
                                 --------- ---------  ---------  --------------
   Balance at January 1, 1997..   202,598         --    202,598      $0.73
     Granted...................   126,193         --    126,193       1.37
     Cancellations.............   (38,179)        --    (38,179)      0.92
                                  -------  ---------  ---------
   Balance at December 31,
    1997.......................   290,612         --    290,612       0.98
     Granted...................        --  6,228,207  6,228,207       1.88
     Cancellations.............   (10,130)  (294,392)  (304,522)      1.86
                                  -------  ---------  ---------
   Balance at December 31,
    1998.......................   280,482  5,933,815  6,214,297       1.84
     Granted...................        --  1,917,957  1,917,957       2.36
     Cancellations.............        --   (580,796)  (580,796)      2.20
                                  -------  ---------  ---------
   Balance at December 31,
    1999.......................   280,482  7,270,976  7,551,458       1.94
     Granted (unaudited).......        --    859,223    859,223       2.77
     Cancellations
      (unaudited)..............        --   (139,417)  (139,417)      2.44
                                  -------  ---------  ---------
   Balance at June 30, 2000
    (unaudited)................   280,482  7,990,782  8,271,264      $2.02
                                  =======  =========  =========      =====
   Exercisable at December 31,
    1999.......................        --    417,145    417,145      $1.88
                                  =======  =========  =========      =====
   Exercisable at June 30, 2000
    (unaudited)................        --    834,289    834,289      $1.88
                                  =======  =========  =========      =====

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

   The following summarizes information about stock options as of December 31, 1999:

             Options outstanding                      Options exercisable
   --------------------------------------------  --------------------------------
                  Number
               outstanding                          Number
                    at        Weighted-average   exercisable
   Exercise    December 31,      remaining       December 31,   Weighted-average
    price          1999       contractual life       1999        exercise price
   --------    ------------   ----------------   ------------   ----------------
     $.60          76,537              *                --           $  --
      .82          99,161              *                --              --
     1.37         104,784              *                --              --
     1.88       5,740,963           7.08           417,145            1.88
     2.36       1,530,013           7.08                --              --
     ====       ---------           ----           -------           -----
                7,551,458           7.08           417,145           $1.88
                =========           ====           =======           =====

--------
* Options will expire ten years after the Company completes an initial offering, unless earlier terminated pursuant to the 1994 Plan.

(10) Basic and Diluted Earnings Per Common Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computation for net income:

                       Basic Net Income Per Common Share
                    (in thousands except per share amounts)

                                        Six months ended
                                            June 30,           Year ended
                                        ----------------- --------------------
                                          2000     1999    1999   1998   1997
                                        -------- -------- ------ ------ ------
   Net income available to common
    stockholders....................... $  3,246    1,473  2,714  1,538  1,840
                                        ======== ======== ====== ====== ======
   Basic weighted average shares of
    common stock outstanding...........    9,525    9,525  9,525  9,525  9,529
                                        ======== ======== ====== ====== ======
   Basic net income per common share... $   0.34 $   0.15 $ 0.28 $ 0.16 $ 0.19
                                        ======== ======== ====== ====== ======

                      Diluted Net Income Per Common Share

                                           Six months ended
                                               June 30,          Year ended
                                           ----------------- -------------------
                                             2000     1999    1999   1998  1997
                                           -------- -------- ------ ------ -----
   Net income available to common
    stockholders.........................  $  3,246    1,473  2,714  1,538 1,840
                                           ======== ======== ====== ====== =====
   Adjustment of shares outstanding:
   Basic weighted average shares of
    common stock outstanding.............     9,525    9,525  9,525  9,525 9,529
   Incremental shares for options assumed
    exercised under common stock option
    plans................................     3,467    3,455  3,458  3,229   --
                                           -------- -------- ------ ------ -----
   Diluted weighted average shares of
    common stock outstanding.............    12,992   12,980 12,983 12,754 9,529
                                           ======== ======== ====== ====== =====
   Diluted net income per common share...  $   0.25 $   0.11 $ 0.21 $ 0.12 $0.19
                                           ======== ======== ====== ====== =====

                                RDA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

(11) Comprehensive Income

   Components of other comprehensive income for the six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                             Tax
                                               Before-tax (expense)  Net-of-tax
                                                 amount   or benefit   amount
                                               ---------- ---------- ----------
   Six months ended June 30, 2000
   ------------------------------
    Unrealized holding losses arising during
    the period................................   $  (9)         4         (5)
    Reclassification adjustment for gains re-
    alized in net
    income....................................    (599)       184       (415)
                                                 -----       ----       ----
      Other comprehensive income (loss).......   $(608)       188       (420)
                                                 =====       ====       ====
   Six months ended June 30, 1999
   ------------------------------
    Unrealized holding gains arising during
    the period................................   $ 336       (132)       204
    Reclassification adjustment for gains re-
    alized in net
    income....................................    (341)       134       (207)
                                                 -----       ----       ----
      Other comprehensive income..............   $  (5)         2         (3)
                                                 =====       ====       ====
   Year ended December 31, 1999
   ----------------------------
    Unrealized holding gains arising during
    the period................................   $ 954       (372)       582
    Reclassification adjustment for gains re-
    alized in net
    income....................................    (505)       197       (308)
                                                 -----       ----       ----
      Other comprehensive income..............   $ 449       (175)       274
                                                 =====       ====       ====
   Year ended December 31, 1998
   ----------------------------
    Unrealized holding gains arising during
    the period................................   $ 611       (235)       376
    Reclassification adjustment for gains re-
    alized in net
    income....................................     (93)        35        (58)
                                                 -----       ----       ----
      Other comprehensive income..............   $ 518       (200)       318
                                                 =====       ====       ====
   Year ended December 31, 1997
   ----------------------------
    Unrealized holding gains arising during
    the period................................   $ 196        (76)       120
    Reclassification adjustment for gains re-
    alized in net
    income....................................    (145)        56        (89)
                                                 -----       ----       ----
      Other comprehensive income..............   $  51        (20)        31
                                                 =====       ====       ====

(12) Subsequent Events

   2000 Equity Incentive Plan

   Before the closing of the Company's initial public offering, the Company plans to adopt a new equity incentive plan ("2000 Equity Incentive Plan"). Under the 2000 Equity Incentive Plan, the Company may grant options for an amount equal to 30% of our outstanding common stock from time to time, plus shares ungranted or unused under the Company's 1998 option plan. The options can either be "nonqualified" stock options or "incentive" stock options. A provision may allow participants to receive direct shares of stock to satisfy the

                              RDA CORPORATION

                        December 31, 1999 and 1998

          (Information as to June 30, 2000 and 1999 is unaudited)

Company's obligations under deferred compensation arrangements or under senior bonus plans. The Company expects all of its employees and directors to be potentially eligible to receive options under the 2000 Equity Incentive Plan. The Company is able to amend or terminate the 2000 Equity Incentive Plan, once adopted, without stockholder consent, except as the tax laws require otherwise.

   Employee Stock Purchase Plan

   Before the closing of the Company's initial public offering, the Company plans to adopt a new employee stock purchase plan. All of the Company's employees will be eligible to participate in the employee stock purchase plan subject to waiting period and employee ownership holdings. Employees' benefits will vary depending upon level of participation. The initial exercise price for options under the employee stock purchase plan is expected to be 85% of the lesser of the fair market value of the common stock as of the first day and last day of the payroll deduction period. The Board of Directors may amend or terminate the employee stock purchase plan at any time, subject to stockholder approval.

                        INSIDE BACK COVER OF PROSPECTUS

                        [graphic consisting of RDA Logo]

                 [Custom Software Solutions that Mean Business]

[Within the circle diagram depicting RDA's phases appears the following text identifying each phase:]

     Idea/Need
     Analysis
     Design
     Construction
     Quality Assurance
     Deployment

[Outside the circle diagram appears the following text identifying work products that signify the completion of each phase:]

     Vision/Scope
     System Specification
     Architecture Defined
     Code Complete
     System Verified
     Release

[Pointing to each phase in the circle diagram appear block diagrams containing text detailing actions performed in each phase:]

[For Idea/Need, the following text:]

     Understand business problem
     Define client's business objectives
     Justify project
     Identify constraints on project
     Identify and mitigate risks
     Form project team

[For Analysis, the following text:]

     Determine the solution
          o  Define current business processes
          o  Design new and improved processes
          o  Describe user interaction
             with system
          o  Avoid surprises when system is deployed
     Define approach for testing and user education
     Identify and mitigate risks
     Define detailed steps for project team
     Project a deployment date
     Estimate and budget resources

[For Design, the following text:]

     Design the structure of the system
          o  Design the system components
          o  Select third-party products
     Validate the architecture of the system
     Design the user education
     Identify and mitigate risks
     Prepare for construction

[For Construction, the following text:]

     Build system
          o  Try to reduce maintenance costs
     Develop system tests
     Develop user education
     Identify and mitigate risks
     Prepare for system tests

[For Quality Assurance, the following text:]

     Verify that system:
          o  solves the business problem
          o  performs as specified
          o  will perform in production environment
     Package the system
     Identify and mitigate risks
     Prepare for deployment

[For Deployment, the following text:]

     Install system in the production environment
          o  Bring new system to operational level
     Educate and train users
     Transition users to new system
     Identify and mitigate risks

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the approximate amount of fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock pursuant to the prospectus contained in this registration statement. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee. Registrant will pay all of these expenses.

                                                                     Approximate
                                                                       Amount
                                                                     -----------
   Securities and Exchange Commission registration fee..............  $ 17,002
   NASD filing fee..................................................     6,940
   Nasdaq National Market listing fee...............................    87,000
   Accountants' fees and expenses...................................   230,000
   Legal fees and expenses..........................................   240,000
   Blue Sky Fees and Expenses.......................................    15,000
   Transfer agent and registrar fees and expenses...................    12,000
   Printing and engraving expenses..................................   250,000
   Miscellaneous expenses...........................................    92,058
                                                                      --------
     Total..........................................................  $950,000
                                                                      ========

Item 14. Indemnification of Directors and Officers.

   As of the closing of this offering, the Registrant's bylaws will provide that the Registrant shall indemnify its directors and officers, as well as other persons who were serving at the Registrant's request as a director, officer, employee, partner or agent of another entity, to the fullest extent authorized by the Delaware General Corporation Law and may indemnify other persons to the same extent, except that the Registrant shall not be obligated to indemnify any such person with respect to any proceedings, claims or actions (or parts thereof) which were initiated or brought voluntarily by any such person and were not authorized by the Registrant's Board of Directors. The indemnification provided under the Registrant's bylaws shall also include the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding, if and to the extent required under the Delaware General Corporation Law, may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Pursuant to the Registrant's bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

   As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation will as of the closing of this offering provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may hereafter be amended, or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   As of the closing of this offering, the Registrant will have the power under its bylaws to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the Delaware General Corporation Law. The Registrant intends to purchase director and officer liability insurance on behalf of its directors and officers as of the closing of this offering.

   Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

   The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of the Registrant against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

   The Registrant has issued and sold the following unregistered securities during the last three fiscal years:

   The Registrant, from time to time, has granted options to acquire common stock of the Registrant to employees and members of its board of directors. The following table sets forth certain information regarding such grants (assuming completion of the Company's proposed 2.3547-for-1 split of its common stock):

                                                                        Range of
                                                                        Exercise
                                                       Number of Shares  Prices
                                                       ---------------- --------
     1997.............................................      126,193      $1.37
     1998.............................................    6,228,207      $1.88
     1999.............................................    1,917,957      $2.36

   The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Rule 701 or Regulation D promulgated thereunder. No underwriters were employed in the above transactions.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement

  3.1    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be filed upon or prior to the closing of this offering

  3.2 Form of Amended Bylaws of the Registrant to be effective upon or prior to the closing of this offering

  4.1    Specimen stock certificate representing Common Stock

  5.1* Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered (including consent)

 10.1    Employment agreement by and between RDA Corporation and R. Donald
         Awalt, dated August 21, 2000.

 Exhibit
 Number                                Description
 -------                               -----------
 10.2    Employment agreement by and between RDA Consultants Limited and
         William E. Ambrose, dated January 21, 1998.

 10.3    Employment agreement by and between RDA Consultants Limited and Jay M.
         Basen, dated January 21, 1998.

 10.4 Employment agreement by and between RDA Consultants Limited and Stephen F. Kupres, dated January 21, 1998.

 10.5    Employment agreement by and between RDA Consultants Limited and Steven
         N. Landsman, dated January 21, 1998.

 10.6    Employment agreement by and between RDA Consultants Limited and Paul
         J. Bielski, dated December 30, 1999.

 10.7#   1994 RDA Consultants Limited Stock Option Plan and Agreement

 10.8    1998 RDA Consultants Limited Stock Option Plan

 10.9    Form of RDA Corporation 2000 Equity Incentive Plan

 10.10   Form of RDA Corporation 2000 Employee Stock Purchase Plan

 10.11   Form of RDA Corporation Senior Bonus Plan

 10.12   Letter agreement by and between R. Donald Awalt and RDA Consultants
         Limited, dated December 22, 1998

 23.1    Consent of KPMG LLP

 23.2 Consent of Wilmer, Cutler & Pickering (contained in its opinion filed as Exhibit 5.1 hereto)

 23.3    Consent of William E. Ambrose to be named as director

 23.4    Consent of William C. Hawk to be named as director

 23.5    Consent of Stephen F. Kupres to be named as director

 23.6    Consent of Steven N. Landsman to be named as director

 23.7    Consent of Mel Ray to be named as director

 27.1    Financial Data Schedule

--------
* To be filed by amendment.

# A schedule attached to this exhibit identifies all other documents not required to be filed as exhibits because such exhibits are substantially identical to this exhibit. The schedule also sets forth material detail by which the omitted documents differ from this exhibit.

   (b) Financial Statement Schedules.

                       Independent Auditor's Report

   When the stock split referred to in note 9(a) of the notes to financial statements of RDA Corporation has been consummated, we will be in a position to render the following report.

                                                       KPMG LLP

   The Board of Directors

   RDA Corporation:

   Under date March 3, 2000 except for note 9(a) which is as of September, 2000, we reported on the balance sheets of RDA Corporation as of December 31,1999 and 1998, and the related statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the prospectus. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   Baltimore, Maryland

   March 3, 2000
      Schedule II.

                                RDA CORPORATION

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                  Years Ended December 31, 1999, 1998 and 1997
                                 (in thousands)

                              Balance At Charged to            Balance at
                              Beginning  Costs and               End of
                               of Year    Expenses  Deductions    Year
                              ---------- ---------- ---------- ----------
      1997
      Allowance for doubtful
      accounts                   $--         --         --         --
      1998
      Allowance for doubtful
      accounts                    --         --         --         --
      1999
      Allowance for doubtful
      accounts                   $--        847         --        847
                                 ===        ===        ===        ===

Item 17. Undertakings.

   (1) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act:

     (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre- Effective Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Timonium, and State of Maryland on the 23rd day of August, 2000.

                                          RDA Corporation

                                               /s/ R. Donald Awalt
                                          By: _________________________________
                                             Name: R. Donald Awalt

                                             Title: Chairman of the Board,
                                                    Chief Executive Officer
                                                    and Director

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 23, 2000.

              Signature                Title
              ---------                -----

         /s/ R. Donald Awalt           Chairman of the Board, Chief Executive
______________________________________  Officer and Director (Principal Executive Officer)
           R. Donald Awalt

        /s/ Stephen F. Kupres          Chief Financial Officer, Senior Vice President of
______________________________________  Finance and Assistant Treasurer
          Stephen F. Kupres             (Principal Financial Officer and Principal Accounting
                                        Officer)

                                 Exhibit Index

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement

  3.1    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be filed upon or prior to the closing of this offering

  3.2 Form of Amended Bylaws of the Registrant to be effective upon or prior to the closing of this offering

  4.1    Specimen stock certificate representing Common Stock

  5.1* Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered (including consent)

 10.1    Employment agreement by and between RDA Corporation and R. Donald
         Awalt, dated August 21, 2000.

 10.2 Employment agreement by and between RDA Consultants Limited and William E. Ambrose, dated January 21, 1998.

 10.3    Employment agreement by and between RDA Consultants Limited and Jay M.
         Basen, dated January 21, 1998.

 10.4 Employment agreement by and between RDA Consultants Limited and Stephen F. Kupres, dated January 21, 1998.

 10.5    Employment agreement by and between RDA Consultants Limited and Steven
         N. Landsman, dated January 21, 1998.

 10.6    Employment agreement by and between RDA Consultants Limited and Paul
         J. Bielski, dated December 30, 1999.

 10.7#   1994 RDA Consultants Limited Stock Option Plan and Agreement

 10.8    1998 RDA Consultants Limited Stock Option Plan

 10.9    Form of RDA Corporation 2000 Equity Incentive Plan

 10.10   Form of RDA Corporation 2000 Employee Stock Purchase Plan

 10.11   Form of RDA Corporation Senior Bonus Plan

 10.12   Letter agreement by and between R. Donald Awalt and RDA Consultants
         Limited, dated December 22, 1998

 23.1    Consent of KPMG LLP

 23.2 Consent of Wilmer, Cutler & Pickering (contained in its opinion filed as Exhibit 5.1 hereto)

 Exhibit
 Number                       Description
 -------                      -----------

 23.3    Consent of William E. Ambrose to be named as director

 23.4    Consent of William C. Hawk to be named as director

 23.5    Consent of Stephen F. Kupres to be named as director

 23.6    Consent of Steven N. Landsman to be named as director

 23.7    Consent of Mel Ray to be named as director

 27.1    Financial Data Schedule

--------
* To be filed by amendment.

# A schedule attached to this exhibit identifies all other documents not required to be filed as exhibits because such exhibits are substantially identical to this exhibit. The schedule also sets forth material detail by which the omitted documents differ from this exhibit.